Form 8-K Exhibit Notice:

This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this Agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PTC INC.,

CEDAR ACQUISITION LLC,

COLDLIGHT SOLUTIONS, LLC,

and

THE SECURITYHOLDER REPRESENTATIVE

May 4, 2015

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(continued)
Page

SECTION 1 THE MERGER AND OTHER TRANSACTIONS		1
1.1	Certain Definitions	1
1.2	The Merger	13
1.3	Closing	13
1.4	Effective Time	14
1.5	Certificate of Formation and Company Operating Agreement	14
1.6	Officers	14
1.7	Merger Consideration.	14
1.8	Earn-Out	18
1.9	Effect of the Merger.	19
1.10	Payments by Buyer at Closing	21
1.11	Exchange of Certificates.	22
1.12	Tax Withholding; Treatment of Additional Payments	23
1.13	Further Actions	23
SECTION 2 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		23
2.1	Organization and Qualification	24
2.2	Capitalization; No Subsidiaries.	24
2.3	Authority; Enforceability	25
2.4	No Breach; Consents	25
2.5	Organizational Documents; Corporate Records	26
2.6	Financial Statements; Internal Control	26
2.7	Absence of Undisclosed Liabilities	27
2.8	Accounts and Notes	27
2.9	Absence of Certain Changes	27
2.10	Tax Matters.	30
2.11	Compliance with Laws; Permits.	31
2.12	Actions and Proceedings	31
2.13	Contracts and Other Agreements.	32
2.14	Real Estate	34
2.15	Tangible Property	34

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(continued)
Page

2.16	Intellectual Property.	34
2.17	Protection of Personal Information; Information Technology Systems	40
2.18	Title to Assets; Liens	41
2.19	Business Relationships; Resellers; Warranties	41
2.20	Employee Benefit Plans.	42
2.21	Employment Matters.	45
2.22	Insurance	47
2.23	Brokers	47
2.24	Environmental Compliance	47
2.25	Unlawful Payments	47
2.26	Related Party Transactions	48
2.27	Bank and Brokerage Accounts; Powers of Attorney	48
2.28	Applicability of HSR Act..	48
2.29	Indemnity Claims.	48
2.30	Rights to Acquire.	48
2.31	Full Disclosure	48
2.32	Government Grants	49
2.33	Referral Agreements..	49
2.34	Exclusivity of Representations..	49
SECTION 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		49
3.1	Organization; Authority	49
3.2	Binding Effect	49
3.3	No Breach; Consents	49
3.4	Actions and Proceedings	50
3.5	Brokers	50
3.6	Adequacy of Funds	50
3.7	Reliance	50
SECTION 4 COVENANTS OF THE COMPANY		50
4.1	Conduct of the Business	50
4.2	Access	52

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(continued)
Page

4.3	Member Approval.	53
4.4	Efforts; Cooperation.	53
4.5	Nonsolicitation.	54
4.6	Confidentiality; Non-Disparagement; Potential Buyers.	54
4.7	Injunctive Relief	55
4.8	Public Disclosure	55
4.9	Termination of Company Equity Plan and Company Warrants	55
4.10	Company Operating Agreement Amendment	56
4.11	Resignation of Officers and Directors	56
SECTION 5 COVENANTS OF PARENT AND BUYER		56
5.1	Representations and Warranties	56
5.2	Efforts	56
5.3	Confidentiality; Non-Disparagement	56
5.4	Director and Officer Indemnification.	56
5.5	Payment of Deferred Compensation	57
5.6	Employment and Benefits Arrangements.	57
5.7	Retention Amount	58
SECTION 6 TAX COVENANTS		58
6.1	Consistent Tax Reporting	58
6.2	Tax Periods Ending on or Before the Closing Date	58
6.3	Tax Periods Beginning or Ending After the Closing Date.	59
6.4	Cooperation on Tax Matters.	59
6.5	Control of Audits..	60
6.6	Certain Taxes	61
6.7	Refunds and Tax Benefits	61
SECTION 7 COVENANTS AND AGREEMENTS		61
7.1	Continuing Obligation to Inform	61
SECTION 8 CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE		61
8.1	Member Approval	62
8.2	Legal Proceedings	62

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(continued)
Page

SECTION 9 CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE		62
9.1	Compliance; Certificate	62
9.2	No Material Adverse Effect	62
9.3	Secretary Certificate	62
9.4	Escrow Agreement	62
9.5	Required Consents	62
9.6	Certificates	63
9.7	Resignation of the Company Managers and Officers	63
9.8	Termination of Certain Agreements and Rights	63
9.9	Opinion of Counsel to the Company..	63
9.10	FIRPTA Certificate	63
9.11	No Bank Debt or Liens	63
9.12	Payoff Letters; Pledge Release	63
9.13	Employee Matters.	63
9.14	Company Operating Agreement Amendment	63
9.15	Warrant Acknowledgment Letter.	63
9.16	Other Documents	63
SECTION 10 CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE		64
10.1	Compliance; Officer Certificates	64
10.2	Secretary Certificates	64
10.3	Paying Agent Agreement	64
10.4	Escrow Agreement	64
SECTION 11 INDEMNIFICATION		64
11.1	Survival of Representations, Warranties and Covenants.	64
11.2	Obligation of the Securityholders to Indemnify.	65
11.3	Obligation of Buyer to Indemnify	66
11.4	Notice and Opportunity to Defend.	66
11.5	Third Party Claims.	67
11.6	Limitations on Indemnification; Other Remedies	68
SECTION 12 TERMINATION		70

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(continued)
Page

12.1	Termination	71
12.2	Effect of Termination	72
SECTION 13 MISCELLANEOUS		72
13.1	Notices	72
13.2	Entire Agreement; Amendment; Waiver.	73
13.3	Governing Law; Venue; Waiver of Jury Trial.	74
13.4	No Prejudice	74
13.5	Specific Performance and Other Remedies	75
13.6	No Waiver	75
13.7	Binding Effect	75
13.8	Construction	75
13.9	Counterparts; Delivery	76
13.10	Exhibits and Schedules	76
13.11	Headings	76
13.12	Expenses	76
13.13	Severability	76
13.14	No Strict Construction	76
13.15	Appointment of Securityholder Representative.	77
13.16	Representations and Warranties of the Securityholder Representative..	79
13.17	Compliance with Obligations	80
13.18	No Conflict.	80

v
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INDEX OF EXHIBITS AND SCHEDULES

Exhibits and Schedules	Description

Exhibit A	Form of Escrow Agreement

Exhibit B-1	Form of Unitholder Letter of Transmittal

Exhibit B-2	Form of Phantom Unitholder Acknowledgment Letter

Exhibit B-3	Form of Warrant Acknowledgment Letter

Exhibit C	Form of Paying Agent Agreement

Exhibit D	Form of Opinion of Company Counsel

Exhibit E	Form of Company Operating Agreement Amendment

Schedule 1.1(A)	Operating Leases

Schedule 1.1(B)	Sample Net Working Capital Calculation

Schedule 1.1(C)	Required Consents

Schedule 1.8	Earn-Out

Schedule 4.4(b)	Other Consents

Schedule 5.6(b)	Employees with Accrued Paid Time Off

Schedule 5.7	Retention Amount Allocations and Conditions

Schedule 9.8	Agreements to be Terminated

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  i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of the 4th day of May, 2015 (the “Agreement Date”) is by and among PTC INC., a Massachusetts corporation (“Parent”), CEDAR ACQUISITION LLC, a Delaware limited liability company and newly formed, wholly owned indirect subsidiary of Parent (“Buyer”), COLDLIGHT SOLUTIONS, LLC, a Delaware limited liability company (the “Company”), and Cedar Holder Representative, LLC, a Delaware limited liability company, solely in its capacity as Securityholder Representative.

RECITALS

A.           Buyer and the Company intend to effectuate a merger (the “Merger”) of Buyer with and into the Company in accordance with this Agreement and the Limited Liability Company Act of the State of Delaware (the “LLC Act”), with the Company to be the surviving limited liability company of the Merger.

B.           The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Members, (ii) adopted and approved this Agreement, the Company Operating Agreement Amendment, the Merger and the other Transactions, and (iii) resolved to recommend that the Members adopt and approve this Agreement, the Company Operating Agreement Amendment, the Merger and the other Transactions.

C.           The respective boards of directors or managers, as applicable, of each of Parent and Buyer have determined that the Merger is in the best interests of their respective entities and equity holders, and have adopted and approved this Agreement, the Merger and the other Transactions.

D.           Concurrently with the execution of this Agreement, certain of the Members are entering into a voting agreement with Buyer.

E.           To induce Parent and Buyer to enter into this Agreement, each of the (i) Key Management has executed and delivered a Non-Competition Agreement, and (ii) Key Personnel has accepted an offer of employment with the Surviving LLC and has executed and delivered all agreements and other documents required by Buyer relating to such employment, including each Offer Package Agreement.

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1

THE MERGER AND OTHER TRANSACTIONS

1.1           Certain Definitions. For purposes of this Agreement:

“Accepted” has the meaning given in Schedule 1.8.

“Accounts Receivable” has the meaning given in Section 2.8.

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“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Exercise Amount” means the aggregate dollar amount payable upon the exercise of the Company Warrants outstanding immediately prior to the Effective Time.

“Aggregate Preferred Dividends” means the Preferred Distribution Accrued Amount (as defined in the Company Operating Agreement).

“Agreement” has the meaning given in the preamble.

“Agreement Date” has the meaning given in the preamble.

“Allocation Certificate” has the meaning given in Section 1.7(b).

“Allocation Change Notice” has the meaning given in Section 1.7(f)(ii).

“Ancillary Agreements” means the Escrow Agreement, the Certificate of Merger and all other documents, instruments and certificates entered into pursuant hereto or in furtherance of the Transactions.

 “Application Software” has the meaning given in Section 2.17(d).

“Audited Financial Statements” has the meaning given in Section 2.6(b).

“Balance Sheet” has the meaning given in Section 2.6(a).

“Balance Sheet Date” has the meaning given in Section 2.6(a).

“Base Cash Purchase Price” means $100,000,000.00.

“Basket” has the meaning given in Section 11.6(a).

“BF Warrants” means those certain warrants exercisable for up to an aggregate of 25,387 Class A Units, issued to Ben Franklin Technology Partners of Southeastern Pennsylvania, dated as of May 5, 2008 and July 1, 2009.

“Business” means the business conducted by the Company on the Agreement Date, including providing data analytics services and/or developing, enhancing, marketing and/or distributing software products that may be used for data analytics purposes.

“Business Day” means Monday through Friday, but excluding federal and state holidays in Boston, Massachusetts.

“Buyer” has the meaning given in the preamble; provided, however, that following the Effective Time, all references to Buyer herein shall refer to the Surviving LLC or any successor thereto.

“Buyer Indemnitees” has the meaning given in Section 11.2(a).

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“Cash Shortfall” has the meaning given in Section 1.7(c)(ii)(B).

“Certificate” means a certificate evidencing shares of the Company Securities.

“Certificate of Merger” has the meaning given in Section 1.3.

“Change in Control Payment” means any commission, severance, bonus, or other payment of any kind payable by the Company to management, other Employees, or any other Person that is accelerated or triggered (in whole or in part) by or upon the consummation of the Transactions, regardless of whether such commission, severance, bonus or other payment is due, paid or payable prior to, on or after the Closing, excluding for purposes of this definition only, the payment of the aggregate Per BF Warrant Consideration in respect of the BF Warrant, the aggregate Per Class B Unit Merger Consideration  in respect of the Class B Units, the aggregate Per Intel Warrant Consideration in respect of the Intel Warrants and the aggregate of the Per Phantom Unit Merger Consideration in respect of Company Phantom Units.

“Change Notice” has the meaning given in Section 1.7(c)(i).

“Claim Notice” has the meaning given in Section 11.4(a).

“Class A Unit” means a Class A capital interest of the Company.

“Class B Unit” means a Class B profit interest of the Company.

“Closing” has the meaning given in Section 1.3.

“Closing Balance Sheet” has the meaning given in Section 1.7(b)(i).

“Closing Date” has the meaning given in Section 1.3.

“Closing Deadline” has the meaning given in Section 12.1(f).

“Closing Working Capital Statement” has the meaning given in Section 1.7(c)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the preamble.

“Company Assets” has the meaning given in Section 2.18.

“Company Benefit Plan” has the meaning given in Section 2.20(a).

“Company Board” means the board of managers of the Company.

“Company Certificate of Formation” means the Certificate of Formation of the Company as in effect on the date of this Agreement, and as may be amended and/or restated before the Effective Time.

“Company D&O Tail Policy” has the meaning given in Section 5.4(b).

“Company Debt” means with respect to the Company (i) all obligations for borrowed money or extensions of credit (including all sums due on early termination and repayment or redemption calculated to the Closing Date and any bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (including all sums due on early termination and

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repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or any Deferred Compensation, except amounts in respect of the operating leases set forth on Schedule 1.1(A), (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse purchase agreements, (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (ix) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien (other than Permitted Liens) on property (including accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

“Company Debt Payoff Amount” has the meaning given in Section 1.7(b)(iii).

“Company Disclosure Schedule” has the meaning given in the introduction to SECTION 2.

“Company Equity Plan” means the Company’s Equity Participation Unit Plan adopted as of November 15, 2010, as amended.

“Company Indemnitees” has the meaning given in Section 5.4(a).

“Company Intellectual Property” has the meaning given in Section 2.16(a)(ii).

“Company Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of November 8, 2013, as amended by the Company Operating Agreement Amendment.

“Company Operating Agreement Amendment” means an amendment to the Company Operating Agreement in the form attached hereto as Exhibit E.

“Company Owned Intellectual Property” has the meaning given in Section 2.16(a)(iii).

“Company Phantom Unit” means the equity participation right awards pursuant to the Company Equity Plan.

“Company Products” has the meaning given in Section 2.16(a)(iv).

“Company Registered Intellectual Property” has the meaning given in Section 2.16(b).

“Company Securities” means the Preferred Units, Class A Units, Class B Units and Company Warrants.

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, technology infrastructure and other computer systems and services that are used by the Company to receive, store, process or transmit data.

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“Company Warrants” means, collectively, the BF Warrants and the Intel Warrants.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of February 4, 2015, by and between the Company and Parent.

“Consent” means any filing with, notice to, or approval, consent or waiver of any Governmental Entity or any other Person.

“Contest” has the meaning given in Section 6.4(a).

“Continuing Employees” means those employees of the Company who remain employed with Parent or the Surviving LLC, as the case may be, immediately following the Closing.

“Contracts” has the meaning given in Section 2.13(a).

“Customer Prepayments” means any prepayments, advances or other deposits, made by customers of the Company with respect to products, services, support or maintenance contracted for but not provided as of the Closing Date or any other unearned income revenues, in each case, with respect to which the Company have affirmative performance obligations, including any obligation to expend funds, in each case, which will not be satisfied in full prior to the first anniversary of the Closing Date.

“Deferred Compensation” means any amounts payable but not paid to any Employee, as either base or contingent compensation for services rendered prior to December 31, 2014, including, but not limited to, bonuses payable to Ryan Caplan and Eric Smith for the 2014 calendar year.

“De Minimis Basket” has the meaning given in Section 11.6(a).

“DFARS” has the meaning given in Section 2.16(w).

“Dispute Notice” has the meaning given in Section 11.4(b).

“Dividend Prepayment” has the meaning given in Section 4.1(b)(xi).

“Draft Allocation” has the meaning given in Section 1.7(f)(i).

“Earn-Out Calculation” has the meaning given in Section 1.8(a).

“Earn-Out Consideration” has the meaning given in Schedule 1.8.

“Earn-Out Objection” has the meaning given in Section 1.8(b).

“Earn-Out Period” means the period commencing on the Closing Date and ending on the date that is one (1) Business Day after the two (2) year anniversary of the Closing Date.

“Earn-Out Share Percentage” means with respect to each Securityholder, the amount set forth on the Allocation Certificate under the heading “Earn-Out Share Percentage”.

“Effective Time” has the meaning given in Section 1.4.

“Employee” means any current, former or retired employee of the Company or of any Person deemed to be a co-employer with the Company or any other Person employed by the Company under a contract of employment.

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“Employee Benefit Plan” has the meaning given in Section 2.20(a).

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar Contract between the Company, any Affiliate,  and any Employee, consultant, contractor or advisor.

“Encryption Functionality” has the meaning given in Section 2.16(p).

“Equity Interest” means with respect to any Person, an economic, voting or other ownership interest in such Person, but for the avoidance of doubt does not include Company Phantom Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given in Section 2.20(a).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an escrow agreement by and among Buyer, the Securityholder Representative and the Escrow Agent in substantially the form of Exhibit A hereto.

“Escrow Amount” means $8,000,000 (together with any interest and other income earned thereon).

“Escrow Participants” means, collectively, the holders of the Class A Units, Class B Units, Preferred Units and Company Warrants, in each case, as of immediately prior to the Effective Time.

“Estimated Closing Working Capital Statement” has the meaning given in Section 1.7(b)(ii).

“Estimated Company Debt” means the Company Debt estimated as of 11:59 PM Eastern time on the Closing Date, without given effect to the consummation of the Transactions, as set forth in the Allocation Certificate.

“Estimated Net Working Capital” means Net Working Capital estimated as of 11:59 PM Eastern time on the Closing Date, as set forth in the Allocation Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” means an amount equal to $200,000.

“FAR” has the meaning given in Section 2.16(w).

“Final Allocation” has the meaning given in Section 1.7(f)(iii).

“Final WC Adjustment Amount” has the meaning given in Section 1.7(c)(ii)(A).

“Financial Statements” has the meaning given in Section 2.6(b).

“Fundamental Representations” has the meaning given in Section 11.1(a).

“GAAP” means generally accepted accounting principles in the United States of America.

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“Governmental Entity” means any foreign, federal, national, state, local or other court or governmental, regulatory or administrative agency, body or authority.

“Government Grant” has the meaning given in Section 2.32.

“Half-Anniversary of the Closing Date” has the meaning given in Schedule 1.8.

“hazardous substance” has the meaning given in Section 2.24.

“HIPAA” has the meaning given in Section 2.17(b).

“Indemnifier” has the meaning given in Section 11.4(a).

“Indemnified Party” has the meaning given in Section 11.4(a).

“Independent Accountant” means Ernst & Young LLP.

“Insurance Policies” has the meaning given in Section 2.22.

“Intel Warrants” means those certain warrants exercisable for up to an aggregate of 58,500 Class A Units, issued to Intel Capital Corporation, dated as of March 14, 2014.

“Interim Balance Sheet” has the meaning given in Section 2.6(a).

“Interim Balance Sheet Date” has the meaning given in Section 2.6(a).

“Interim Financials” has the meaning given in Section 2.6(a).

“Intellectual Property” has the meaning given in Section 2.16(a)(i).

“IP Indemnity Cap” means $20,000,000.

“IP Licenses” has the meaning given in Section 2.16(c).

“IP Representation” has the meaning given in Section 11.1(a).

“IRS” means the United States Internal Revenue Service.

“Key Management” means each of Drew Bittenbender, Ryan Caplan, Jim Carroll, Dan Chisaricki, Bruce Katz and Joe Pizonka.

“Key Personnel” means each of Drew Bittenbender, Ryan Caplan, Jim Carroll, Dan Chisaricki, Bruce Katz, Joe Pizonka and Eric Smith.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) with respect to the Company means the actual knowledge of Ryan Caplan, Eric Smith and Bruce Katz, in each case after reasonable due inquiry of any current Employees who would reasonably be expected to have information about the matter in question in light of such Employee’s employment position with the Company.

“Law” means any United States or foreign federal, national, state, local or other Governmental Entity Law, statute, ordinance, rule, order, regulation, writ, injunction, directive, order,

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judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and any amendment, extension or re-enactment of any of the foregoing.

“Leased Premises” means the Company’s office space located at 550 E. Swedesford Rd., Suite 260, Wayne, Pennsylvania 19087.

“Letter of Transmittal” means the Unitholder Letter of Transmittal, Warrant Acknowledgment Letter or the Phantom Unitholder Acknowledgment Letter, as applicable.

“Liabilities” means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, and contingent liabilities relating to activities of the Company or the conduct of its Business, regardless of whether claims in respect thereof have been asserted).

“Lien” means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, assignment, right of pre-emption or any other encumbrance whatsoever.

“LLC Act” has the meaning given in Recital A.

“Loss” means, as to any Person, any actual claim, loss, fines, royalty, liability, damage (including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, speculative, remote, exemplary or similar damages claimed by such third Person), deficiency, Tax, diminution in value, interest and penalty, cost, fees or expense (including interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys’, accountants’, or other experts’ or advisors’ fees and expenses), whether arising out of Third-Party Claims or otherwise incurred, and including all amounts paid in investigation, defense or settlement of the foregoing. Any calculation of Losses will not include “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses in the nature of “lost profits”.

“Loss Contract” has the meaning given in Section 2.19(c).

“Made Available” means posted to the virtual data room populated by the Company and to which Parent has access for a continuous period through the Agreement Date.

“Majority Holders” has the meaning given in Section 13.15(g).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or other), operations or results of operations of the Company, taken as a whole or (ii) the ability of the Company to perform its obligations pursuant to this Agreement and the Ancillary Agreements and to consummate the Merger and the other Transactions in a timely manner, in each case, other than any changes, effects or circumstances primarily and proximately caused by: (A) economic conditions generally in the United States or in any foreign jurisdiction in which the Company has material operations; (B) conditions generally affecting the industries in which the Company participates; (C) changes, after the date hereof, in applicable Law; (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Agreement Date; (E) any natural disaster or acts of God; (F) public announcement of the entering into this Agreement or the pendency of the Transactions; and (G) changes, after the date hereof, in GAAP as applicable to the Company; provided

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that with respect to each of clauses (A) - (G), such changes, effects or circumstances do not have a disproportionate effect in any material respect (relative to other industry participants) on the Company.

“Material Contracts” has the meaning given in Section 2.13(a).

“Member Approval” has the meaning given in Section 4.3(a).

“Member Consent” has the meaning given in Section 4.3(a).

“Member Notice” has the meaning given in Section 4.3(b).

“Members” means the holders of the Class A Units, Class B Units and Preferred Units or, following the Effective Time, the holders of the Class A Units, Class B Units and Preferred Units immediately before the Effective Time.

“Merger” has the meaning given in Recital A.

“Merger Consideration” has the meaning given in Section 1.7(a).

“Most Favored Customer Provision” means a provision in a contract or other agreement that would customarily be referred to as a “most favored customer,” “most favored nation,” or “most favored pricing” provision, including any provision wherein the Company (i) warrants that the Company is not selling or licensing (or has not sold or licensed) products and/or services to any other customer or group of customers at prices or on other terms better than the pricing or terms being offered to the customer under such contract or (ii) covenants that, if the Company enters into an agreement with any other customer providing such other customer with more favorable pricing or other terms than the terms under such contract, the pricing or other terms under such contract will be made equivalent to or more favorable than such other customer’s more favorable agreement, or any provision having an effect similar to that of clause (i) or (ii) above.

“Net Working Capital” means the total current assets of the Company less the total current liabilities of the Company as of the close of business on the Closing Date, as determined in accordance with GAAP; provided, however that (i) current assets shall exclude current and deferred Tax assets, (ii) current liabilities shall exclude Company Debt and current and deferred Tax liabilities, (iii) current liabilities shall include all long-term deferred revenue, and (iv) current liabilities shall include (A) all earned but not used paid time off in respect of all Employees of the Company, including the amounts set forth on Schedule 5.6(b), and (B) all accrued but unpaid commissions payable to employees, whether or not such amounts set forth in clauses (i)-(iv) are required to be accrued in accordance with GAAP. Attached hereto as Schedule 1.1(B) is a calculation of Net Working Capital as though February 28, 2015 were the Closing Date.

“Net Working Capital Deficiency” means the amount by which Net Working Capital is less than $0, if any, expressed as a positive number.

“New Plans” has the meaning given in Section 5.6(b).

“Offer Package Agreements” means Parent’s or the Surviving LLC’s form of (i) Proprietary Information Agreement, (ii) employment agreement or offer letter, and (iii) such other agreements and documents as Parent or the Surviving LLC requires generally of its employees.

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“Open Source Material” means any and all software or other material that (a) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL); the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org; or (b) requires as a condition of use, modification and/or distribution of such software or material that such software or material or other software or material incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity or arbitration tribunal (in each case, whether final or preliminary).

“Parent” has the meaning given in the preamble.

“Paying Agent” has the meaning given in Section 1.11(a).

“Paying Agent Agreement” has the meaning given in Section 1.11(a).

“Payoff Letter” has the meaning given in Section 9.11.

“PBGC” has the meaning given in Section 2.20(e).

“Per BF Warrant Consideration” means with respect to each unit for which the BF Warrant is exercisable as of immediately prior to the Effective Time the amount payable with respect thereto as set forth on the Allocation Certificate under the heading Per BF Warrant Consideration.

“Per Class B Unit Merger Consideration ” means, with respect to each Class B Unit outstanding (whether vested or unvested) as of immediately prior to the Effective Time, the amount payable with respect thereto as set forth on the Allocation Certificate under the heading Per Class B Unit Merger Consideration.

“Per Intel Warrant Consideration” means with respect to each unit for which the Intel Warrant is exercisable as of immediately prior to the Effective Time the amount payable with respect thereto as set forth on the Allocation Certificate under the heading Per Intel Warrant Consideration.

“Per Phantom Unit Merger Consideration” means, with respect to each Company Phantom Unit outstanding (whether vested or unvested) as of immediately prior to the Effective Time, the amount payable with respect thereto as set forth on the Allocation Certificate under the heading Per Phantom Unit Merger Consideration.

“Per Series A Unit Merger Consideration” means, with respect to each Preferred Unit outstanding as of immediately prior to the Effective Time, the sum of (i) the Per Unit Merger Consideration and (ii) the quotient obtained by dividing the Aggregate Preferred Dividends by the aggregate number of Preferred Units outstanding as of immediately prior to the Effective Time, as set forth on the Allocation Certificate under the heading Per Series A Unit Merger Consideration.

“Per Unit Merger Consideration” means with respect to each Class A Unit, the amount payable with respect thereto as set forth on the Allocation Certificate under the heading Per Unit Merger Consideration.

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“Per Unit Net Merger Consideration” means, the Per Unit Merger Consideration, Per Series A Unit Merger Consideration, Per Class B Unit Merger Consideration, Per Intel Warrant Consideration or Per BF Warrant Merger Consideration, as applicable, in each case net of the Pro Rata Share of the Escrow Amount and the Expense Fund with respect to such share.

“Permits” has the meaning given in Section 2.11(b).

“Permitted Liens” has the meaning given in Section 2.18.

“Person” means any individual, company, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, group, firm, association, joint-stock company, Governmental Entity or other entity.

“Personal Information” has the meaning given in Section 2.17(a).

“Phantom Unitholder” means a holder of a Company Phantom Unit.

“Phantom Unitholder Acknowledgment Letter” has the meaning given in Section 1.10(e).

“Post-Closing Company Debt Calculation” has the meaning given in Section 1.7(c)(i).

“Post-Closing Net Working Capital Calculation” has the meaning given in Section 1.7(c)(i).

“Post-Closing Transaction Expense Calculation” has the meaning given in Section 1.7(c)(i).

“Post-Closing Unrestricted Cash Calculation” has the meaning given in Section 1.7(c)(i).

“Potential Buyer” means any Person (excluding Buyer or its designees) who has received confidential information of the Company in connection with an actual or potential solicitation, proposal or offer to (i) enter into a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (ii) acquire the beneficial ownership of any equity interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the members of the Company or otherwise, or (iii) license or transfer all of or a material portion of the assets of the Company.

“Pre-Closing Taxable Periods” has the meaning given in Section 6.2.

“Preferred Unit” means a Series A Unit of the Company.

“Privileged Communications” has the meaning given in Section 13.18(a).

“Pro Rata Share” means, with respect to each Escrow Participant, the quotient obtained by dividing (i) the amount of the Merger Consideration payable hereunder to such Escrow Participant by (ii) the total amount of the Merger Consideration payable hereunder to all such Escrow Participants.

“Proprietary Information Agreement” means Parent’s or the Surviving LLC’s form of Proprietary Information, Invention and Non-Competition Agreement.

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“Purchase Rights” has the meaning given in Section 2.2(b).

“Referral Agreement” has the meaning given in Section 2.33.

“Representative Expenses” has the meaning given in Section 13.15(e).

“Representatives” has the meaning given in Section 4.5(a).

“Required Consents” means the Consents and notices listed on Schedule 1.1(C).

“Retention Pool” means Two Million U.S. Dollars ($2,000,000) in the aggregate.

“Securityholder Indemnitees” has the meaning given in Section 11.3.

“Securityholders” means, collectively, the holders of the Class A Units, Class B Units, Preferred Units, Company Phantom Units and Company Warrants, as of immediately prior to the Effective Time.

“Services Agreement” means each agreement pursuant to which the Company is obligated to provide professional or consulting services after the Agreement Date.

“Securityholder Representative” means the person or persons appointed as the Securityholder Representative from time to time pursuant to Section 13.15(a).

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 25% of the securities or other interests having by their terms (A) ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (B) the right to appoint the manager, general partner, or other person(s) controlling the management of such organization are directly or indirectly owned or controlled by the Company or (ii) the Company is a general partner or managing member.

“Surviving LLC” has the meaning given in Section 1.2.

“Tangible Assets” has the meaning given in Section 2.15.

“Tax” or “Taxes” means any and all United States federal, state or local, or foreign, net income, gross income, profits, capital stock, capital gains, gross receipts, alternative or add-on minimum, excise, value added, real or personal property, sales, ad valorem, withholding, social security, social insurance, retirement, employment, unemployment, estimated, severance, stamp, property, occupation, environmental, goods and services, windfall profits, use, service, net worth, payroll, franchise, license, gains, transfer, recording and other taxes, fees, assessments or charges in the nature of a tax imposed by any taxing authority, and together with any interest, penalties or additions to tax relating thereto, whether disputed or not.

“Tax Representations” has the meaning given in Section 11.1(a).

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including any consolidated, combined or unitary return or other document and any schedule, attachment or amendment thereto filed, supplied or

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required to be filed or supplied to any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the Laws relating to any Tax.

“Third-Party Claim” has the meaning given in Section 11.5(a).

“Third-Party Acquisition” has the meaning given in Section 4.5(a).

“Threshold Amount” means, with respect to each Class B Unit, the Threshold Amount as such term is defined in the Company Operating Agreement and, with respect to each Company Phantom Unit, the Threshold Amount as such term is defined in the Company Equity Plan.

“Transaction Expenses” means any paid or accrued and unpaid expenses of the Company relating to the negotiation and consummation of this Agreement, the Ancillary Agreements, the Merger and the other Transactions, including fees and expenses of brokers, financial advisers, legal counsel and accountants (other than any such expenses incurred after the Closing Date), including any such amounts payable to Waterfront Capital, Inc.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Unaudited Financial Statements” has the meaning given in Section 2.6(b).

“Unitholder Letter of Transmittal” has the meaning given in Section 1.11(b)(i).

“Unrestricted Cash” means the aggregate amount of cash held by the Company as of immediately prior to the Effective Time, which is not otherwise reserved or restricted.

“Warrant Acknowledgment Letter” has the meaning given in Section 1.10(f).

1.2           The Merger

. Upon the terms and subject to the conditions hereof, and in accordance with the LLC Act, at the Effective Time, Buyer shall be merged with and into the Company and the separate existence of Buyer shall cease. Following the Merger, the Company shall continue as the surviving limited liability company (sometimes referred to herein as the “Surviving LLC”). The Merger shall have the effects provided in this Agreement and the applicable provisions of the LLC Act.

1.3           Closing

. Subject to the satisfaction or written waiver of the conditions set forth in SECTION 8 (Conditions to Each Party’s Obligation to Close), SECTION 9 (Conditions to the Obligation of Buyer to Close) and SECTION 10 (Conditions to Company’s Obligation to Close), the closing of the Transactions (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston Massachusetts, 02110, on such date and at such time as the parties may agree, but not later than the second (2nd) Business Day after the satisfaction or written waiver of the conditions set forth in SECTION 8 (Conditions to Each Party’s Obligation to Close), SECTION 9 (Conditions to the Obligation of Buyer to Close) and SECTION 10 (Conditions to Company’s Obligation to Close), other than those conditions that are to be satisfied at the Closing (the “Closing Date”). At the Closing, the parties shall (a) deliver to each other the various certificates, instruments and other deliveries required to be made at Closing under this Agreement, (b) execute a certificate of merger (the “Certificate of Merger”) in accordance with the LLC Act, (c) cause the Certificate of Merger to be filed with the Secretary of State of Delaware in accordance with the LLC Act, and (d) take all such further actions as may be required or appropriate to make the Merger effective.

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1.4           Effective Time. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

1.5           Certificate of Formation and Company Operating Agreement. The certificate of formation of Buyer, as in effect immediately before the Effective Time, shall be the certificate of formation of the Surviving LLC until thereafter amended. The operating agreement of Buyer, as in effect immediately before the Effective Time, shall be the operating agreement of the Surviving LLC until thereafter amended.

1.6           Officers. The officers of Buyer immediately before the Effective Time shall be the officers of the Surviving LLC immediately after the Effective Time, each to hold office in accordance with the Surviving LLC’s certificate of formation and operating agreement.

1.7           Merger Consideration.

(a)           Merger Consideration. The aggregate consideration to be paid by Buyer in respect of the Merger (the “Merger Consideration”) shall be an amount in cash (without interest) equal to (A) the Base Cash Purchase Price, plus (B) the Aggregate Exercise Amount, plus (C) the right to receive the Earn-Out Consideration, if any, calculated in accordance with and pursuant to Section 1.8, minus (D) the Company Debt Payoff Amount, minus (E) the Aggregate Preferred Dividend outstanding after giving effect to any Dividend Prepayment, minus (F) the amount of any Transaction Expenses, minus (G) the aggregate amount of all Change in Control Payments, including any related employer portion of employment taxes attributable thereto, minus (H) the Net Working Capital Deficiency, if any, minus, (i) the aggregate amount payable at Closing in respect of the Company Phantom Units, including any related employer portion of employment taxes attributable thereto. The Merger Consideration shall be subject to adjustment in accordance Section 1.7(c) (Post-Closing True-Up).

(b)           Allocation Certificate. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Allocation Certificate”) signed by the Chief Executive Officer of the Company, setting forth and certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i)           an estimated unaudited consolidated balance sheet (the “Closing Balance Sheet”) of the Company as of 11:59 P.M. Eastern Time on the date one day prior to the Closing Date substantially in the form of the Interim Balance Sheet and prepared in accordance with GAAP (except for the absence of footnotes);

(ii)           a statement (the “Estimated Closing Working Capital Statement”) of the Estimated Net Working Capital of the Company, as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, and the Net Working Capital Deficiency based thereon, if any, which Estimated Closing Working Capital Statement shall be prepared in accordance with GAAP, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital;

(iii)           the Estimated Company Debt (including any Deferred Compensation) not paid as of immediately prior to the Effective Time, as set forth on the Closing Balance Sheet, including a description and amount for each element thereof, together with payoff letters, in form and substance satisfactory to Buyer, indicating the amount necessary to discharge in full such Company Debt at Closing (the “Company Debt Payoff Amount”) and, if such Company Debt is

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secured, an undertaking by such holder to discharge at Closing any Liens securing such Company Debt;

(iv)           the amount of the Aggregate Preferred Dividend as of immediately prior to the conversion of the Preferred Units into Class A Units;

(v)           the Company’s estimate of Transaction Expenses not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof and the wire instructions for each Person to whom such a payment in respect thereof shall be due and payable in connection with the Closing;

(vi)           (A) the aggregate amount of all Change in Control Payments, if any, together with a description and the amount of each element thereof, including any related employer portion of employment taxes attributable thereto, and (B) any Change in Control Payments that are due and payable in connection with the Closing, together with a description and the amount of each element thereof, including any related employer portion of employment taxes attributable thereto, and the wire instructions for each Person to whom such a Change in Control Payment shall be due and payable in connection with the Closing;

(vii)           the aggregate Unrestricted Cash as of the Effective Time and the amount of the Dividend Prepayment, if any;

(viii)           (A) the number of Class A Units and Class B Units outstanding as of immediately prior to the Effective Time, and (B) the number of Preferred Units outstanding as of immediately prior to the Effective Time on an as converted to Class A Units basis;

(ix)           (A) the Merger Consideration; (B) in respect of each Class A Unit, the Per Unit Merger Consideration and the Per Unit Net Merger Consideration; (C) in respect of each Preferred Unit, the Per Series A Unit Merger Consideration and the Per Unit Net Merger Consideration; (D) in respect of the BF Warrant, the Per BF Warrant Consideration and the Per Unit Net Merger Consideration; (E) in respect of the Intel Warrant, the Per Intel Warrant Consideration and the Per Unit Net Merger Consideration; (F) in respect of each Class B Unit, the Per Class B Unit Merger Consideration and the Per Unit Net Merger Consideration; and (G) in respect of each Company Phantom Unit, the Per Phantom Unit Merger Consideration;

(x)           with respect to each holder of Class B Units and each Phantom Unitholder, (A) the Threshold Amount applicable thereto and (B) the Aggregate Exercise Amount, if any;

(xi)           (A) each Escrow Participant’s Pro Rata Share of the Escrow Amount and Expense Fund expressed as a percentage, and (B) each Securityholder’s Earn-Out Share Percentage; and

(xii)           (A) the identity and mailing address of each record holder of the Company Securities and Company Phantom Units and type of unit and certificate numbers held by each such Securityholder, and (B) wire instructions for the Company.

The Company shall give Buyer and Parent commercially reasonable access to all supporting records and work papers used in preparation of the Closing Balance Sheet, Estimated Closing Working Capital Statement and Allocation Certificate, which, when in form and substance satisfactory to and approved by Buyer, shall be used for purposes of the payments to be made at Closing, though remaining subject to adjustment pursuant to Section 1.7(c) (Post-Closing True-Up).

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(c)           Post-Closing True-Up.

(i)           Within ninety (90) days after the Closing Date, Buyer shall provide to the Securityholder Representative a statement of Net Working Capital, Unrestricted Cash, Transaction Expenses and Company Debt of the Company as of 11:59 PM Eastern time on the Closing Date, without giving effect to the consummation of the Transactions (the “Closing Working Capital Statement”), which Closing Working Capital Statement shall be prepared in accordance with GAAP, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital, and include Buyer’s calculation of (A) the Company Debt (the “Post-Closing Company Debt Calculation”), (B) the Net Working Capital (the “Post-Closing Net Working Capital Calculation”), (C) the Unrestricted Cash (the “Post-Closing Unrestricted Cash Calculation”) and (D) the Transaction Expenses (the “Post-Closing Transaction Expense Calculation”). Buyer will make available at the Securityholder Representative’s reasonable request all records and work papers (and personnel involved in the creation or preparation thereof) used in calculating such amounts. If the Securityholder Representative disagrees with either the Post-Closing Company Debt Calculation, the Post-Closing Net Working Capital Calculation, the Post-Closing Unrestricted Cash Calculation or the Post-Closing Transaction Expense Calculation, the Securityholder Representative may provide a written notice of proposed changes to any such calculation specifying in reasonable detail all disputed items and the basis therefor (a “Change Notice”) to Buyer within forty-five (45) days after the receipt of the Closing Working Capital Statement (and in the event no Change Notice is provided during such period, the Securityholder Representative will be deemed to have agreed to and accepted each such calculation as of the end of such period). Buyer shall promptly cooperate with the Securityholder Representative in providing such information as the Securityholder Representative reasonably requests in connection with the review of the Closing Working Capital Statement. If the Securityholder Representative provides a Change Notice to Buyer within such period, the amount of the Company Debt, Net Working Capital, Unrestricted Cash and Transaction Expenses shall be finally determined in accordance with the resolution of dispute procedures set forth in Section 1.7(d) (Resolution of Disputes).

(ii)           Based on the foregoing:

(A)  the following amount (the “Final WC Adjustment Amount”) shall be determined equal to the sum of (A) the Company Debt, as finally determined, as of immediately prior to the Effective Time minus the Company Debt Payoff Amount, plus (B) if the Net Working Capital Deficiency, if any, would have been a greater positive amount based on the Net Working Capital as finally determined, the amount of such change in the Net Working Capital Deficiency, plus (C) the amount by which the Transaction Expenses are greater than the Transaction Expenses specified in the Allocation Certificate, plus (D) the employer portion of employment taxes with respect to the Merger Consideration payable at Closing in respect of the Company Phantom Units as finally determined minus that amount included in the Allocation Certificate in respect thereof, plus (E) the amount by which the Change in Control Payments, if any, are greater than the Change in Control Payments specified in the Allocation Certificate. If the Final WC Adjustment Amount is a positive number, Buyer shall be entitled to receive from the Escrow Amount such Final WC Adjustment Amount. In such event, Buyer and the Securityholder Representative shall execute

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and deliver to the Escrow Agent disbursement instructions for the Final WC Adjustment Amount in accordance with the Escrow Agreement; and

(B)  if the Dividend Prepayment amount was more than one-half of the Unrestricted Cash, as finally determined, as of immediately prior to the Effective Time, Buyer shall be entitled to receive from the Escrow Amount an amount equal to the amount by which the Dividend Prepayment was more than one-half of the Unrestricted Cash, as finally determined, as of immediately prior to the Effective Time (the “Cash Shortfall”). In such event, Buyer and the Securityholder Representative shall execute and deliver to the Escrow Agent disbursement instructions for the Cash Shortfall in accordance with the Escrow Agreement.

(d)           Resolution of Disputes. Buyer and the Securityholder Representative will attempt in good faith promptly to resolve any differences with respect to the calculations under Section 1.7(c) (Post-Closing True-Up) that are raised within the applicable period. If Buyer and the Securityholder Representative resolve their disagreement, they shall set forth the agreement in a written document executed by Buyer and the Securityholder Representative and such written document shall be deemed final and binding for all purposes of this Agreement. If they are unable to resolve any differences within thirty (30) days after timely delivery of an applicable Change Notice, such remaining differences will be submitted to the Independent Accountant for prompt determination. The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by the Escrow Participants and fifty percent (50%) by Buyer; provided that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, as determined by the Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant. Any fees and expenses of the Independent Accountant to be paid by the Escrow Participants will be paid out of the Escrow Amount, and Buyer and the Securityholder Representative shall execute and deliver to the Escrow Agent disbursement instructions for the amount of such fees and expenses to be paid by the Escrow Participants from the Escrow Amount pursuant to the Escrow Agreement.

(e)           No Impairment of Other Rights. The Allocation Certificate (and the agreement thereto) and the determination of the Final WC Adjustment Amount under this Section 1.7 shall not impair any other rights of a party under this Agreement, including any rights to indemnification.

(f)           Purchase Price Allocation.

(i)           As soon as practicable, but no later than ninety (90) days after the Closing Date, Securityholder Representative shall prepare and forward to Buyer a draft allocation of the Merger Consideration, the Liabilities of the Company as of 11:59 PM Eastern time on the Closing Date (to the extent required to be taken into account under applicable Law), and other relevant items among the assets of the Company, based on the fair market value of such assets immediately prior to the Closing and consistent with Sections 751 and 1060 of the Code and the Treasury Regulations promulgated thereunder (and any analogous provisions of state, local or non-U.S. law) (the “Draft Allocation”).

(ii)           If Buyer disagrees with the Draft Allocation, Buyer may provide a written notice of proposed changes to the Draft Allocation specifying in reasonable detail all disputed items and the basis therefor (an “Allocation Change Notice”) to the Securityholder Representative

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within forty-five (45) days after the receipt of the Draft Allocation (and in the event no Allocation Change Notice is provided during such period, Buyer will be deemed to have agreed to and accepted the Draft Allocation as of the end of such period). Buyer shall promptly cooperate with the Securityholder Representative in providing such information as the Securityholder Representative reasonably requests in connection with the review of the Allocation Change Notice. If Buyer provides an Allocation Change Notice to the Securityholder Representative within such period, any disagreements with respect to the Draft Allocation shall be finally determined in accordance with the principles set forth in Section 1.7(d) (Resolution of Disputes).

(iii)           Upon resolution of all disputes with respect to the Draft Allocation, the Draft Allocation shall become final (the “Final Allocation”).  Buyer, the Securityholders, Securityholder Representative, the Surviving LLC and the respective Affiliates of each of them shall report, act and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation. None of Buyer, the Securityholders, the Company, the Securityholder Representative, Parent nor Surviving LLC shall take any position in any audit, investigation, claim, proceeding or other matter related to Taxes, or on any financial statement for accounting purposes, that is inconsistent with the Final Allocation unless required to do so pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or foreign Law.

(iv)           The parties hereto agree that $50,000 shall be allocated to any covenants not to compete in this Agreement or any Ancillary Agreement, and the Final Allocation shall reflect such agreement.

1.8           Earn-Out

  The following provisions shall apply with respect to the Earn-Out Consideration, if any.

(a)           Calculation of Earn-Out. The amount of the Earn-Out Consideration, if any, shall be calculated in accordance with and pursuant to Schedule 1.8 hereto. As soon as practical following the conclusion of each Half-Anniversary of the Closing Date, and in any event not later than thirty (30) days after each such concluding dates, Buyer shall prepare a calculation of the amount of the Earn-Out Consideration (the “Earn-Out Calculation”), if any, payable with respect to such six-month period, and shall deliver a copy of the Earn-Out Calculation with reasonable back-up data and a statement showing the method of computing the applicable Earn-Out Consideration, if any, to the Securityholder Representative.  Notwithstanding anything herein to the contrary, if any Milestone has been submitted prior to the applicable Deadline but has not, in accordance with the provisions of Schedule 1.8, been Accepted by the Deadline the amount of Earn-Out Consideration allocable to such Milestone shall be deemed to be earned in the six-month period in which it is Accepted.

(b)           Earn-Out Consideration Disputes. If the Securityholder Representative disagrees with the Earn-Out Calculation, the Securityholder Representative shall notify Buyer in writing in reasonable detail of the disagreement and the basis therefor within thirty (30) days after receipt of such Earn-Out Calculation (the “Earn-Out Objection”). If the Earn-Out Objection is not received by Buyer within such period, the Earn-Out Calculation prepared by Buyer shall be deemed final and binding for all purposes of this Agreement and the amount of any Earn-Out Consideration shall be paid by Buyer within five (5) Business Days following such thirty (30) day period. If Buyer does receive an Earn-Out Objection within such period, Buyer and the Securityholder Representative shall attempt in good faith to promptly resolve any differences within thirty (30) days after timely delivery of an Earn-Out Objection. If Buyer and the Securityholder Representative resolve their disagreement, they shall set forth the agreement in a written document executed by Buyer and the Securityholder Representative and such written document shall be deemed final and binding for all purposes of this Agreement. If Buyer and the

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Securityholder Representative are unable to resolve their disagreement within such period, any remaining differences will be submitted to binding arbitration in Wilmington, Delaware before a panel of three arbitrators, who shall each have significant experience in software technology disputes.  The panel shall comprise of one (1) arbitrator selected by Parent, one (1) arbitrator selected by the Securityholder Representative, and one (1) arbitrator selected jointly by the two arbitrators selected by the foregoing. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association then pertaining and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. Any award(s) shall be subject to the confidentiality provisions of this Agreement. Judgment on the award may be entered in any court having jurisdiction. The fees and expenses of the arbitration shall initially be borne fifty percent (50%) by the Escrow Participants and fifty percent (50%) by Buyer; provided that upon resolution of the dispute, the prevailing party, if any, as determined by the arbitrators, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the arbitrators. Such amount shall be determined by the arbitrators. Any fees and expenses of the arbitrators to be paid by the Escrow Participants will first be paid out of the Escrow Amount, and Buyer and the Securityholder Representative shall execute and deliver to the Escrow Agent disbursement instructions for the amount of such fees and expenses to be paid by the Escrow Participants from the Escrow Amount pursuant to the Escrow Agreement. Any Earn-Out Consideration as finally determined by the arbitrators shall be paid promptly upon delivery of the arbitrators’ written report with interest accruing from the tenth (10th) Business Day following such delivery in an amount equal to the lesser of the prime rate reported in the Wall Street Journal on such date, or the maximum rate permitted by applicable Law.

(c)           Payment. Subject to Section 11.6(d) (Set-Off), with respect to each six-month period ending on a Half-Anniversary of the Closing Date, Buyer shall pay the amount of Earn-Out Consideration, if any, earned in such period no later than fifteen (15) days following the final determination thereof in accordance with this Section 1.8 and Schedule 1.8 by wire transfer of immediately available funds to the Paying Agent for payment to the Securityholders, net of the portion of such Earn-Out Consideration payable to Securityholders who are former or current Company Employees, and are receiving such amount as compensation, which amount shall be paid to Buyer for payment to such Securityholders, in each case, in accordance with their respective Earn-Out Share Percentage; provided, however, that with respect to each of the first-three of such periods (i.e., the six-month period ending six-months, twelve-months and eighteen-months after the Closing Date), the maximum amount payable by Buyer shall not exceed One Million Two Hundred Fifty Thousand U.S. Dollars ($1,250,000) per six-month period; provided, further, that any amount which would have otherwise been payable but for such limit, shall not be forfeited but shall instead be carried-forward until the next payment date..

(d)           Contract Right Only. The right to receive the Earn-Out Consideration, if any, payable pursuant to this Agreement is a contract right only and no certificate evidencing such right shall be issued. The right to receive the Earn-Out Consideration, if any, payable pursuant to this Agreement shall not be transferred or assigned and no beneficial interests therein may be pledged, sold, assigned or transferred by any Securityholder, except that beneficiaries of a Securityholder upon death of such Securityholder shall benefit from the right to receive the Earn-Out Consideration, subject to the conditions of receipt of such Earn-Out Consideration by such Securityholder.

1.9           Effect of the Merger.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer or the Company:

(i)           Class A Unit. Each Class A Unit issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the

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right to receive an amount in cash, without any interest thereon, equal to the Per Unit Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.10(g) and Section 1.10(h) and the indemnification provisions set forth in SECTION 11.

(ii)           Preferred Unit. Each Preferred Unit issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Series A Unit Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.10(g) and Section 1.10(h) and the indemnification provisions set forth in SECTION 11.

(iii)           Class B Unit. Each vested and unvested Class B Unit issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Class B Unit Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.10(g) and Section 1.10(h) and the indemnification provisions set forth in SECTION 11.

(iv)           Company Phantom Units. Each vested and unvested Company Phantom Unit issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the applicable Per Phantom Unit Merger Consideration.

(v)           Company Warrants. Each vested Company Warrant issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Unit Merger Consideration minus the applicable exercise price therefor, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.10(g) and Section 1.10(h) and the indemnification provisions set forth in SECTION 11.

(vi)           Cancellation of Treasury Unit. Each Company Security held immediately before the Effective Time by the Company in treasury shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(b)           Cancellation of Buyer Unit. Each unit of Buyer issued and outstanding immediately before the Effective Time shall be converted into and thereafter evidence one fully paid and non-assessable unit of the Surviving LLC.

(c)           Closing of Transfer Books. At the Effective Time, the transfer books of the Company shall be closed and no transfer of the Company Securities shall thereafter be made. Until surrendered in accordance with Section 1.11 (Exchange of Certificates), each Certificate or other evidence of a Company Security shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only a right to receive that portion of the Merger Consideration into which the Company Security shall have been so converted pursuant to this Section 1.9.

1.10           Payments by Buyer at Closing. At the Closing, by wire transfer (or other method of delivery as may be agreed) of immediately available funds:

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(a)           Buyer shall deliver or cause to be delivered to the holders of the Company Debt the amount set forth in the respective payoff letters delivered pursuant to Section 1.7(b)(iii);

(b)           Buyer shall deliver or cause to be delivered the amounts set forth with respect to Transaction Expenses specified in the Allocation Certificate;

(c)           Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate amount of all Change in Control Payments, if any, including any related employer portion of employment taxes attributable thereto, and shall cause the Surviving LLC, as soon as practicable after the Effective Time, but no later than the next regularly scheduled payroll date, to pay to each recipient thereof the individual Change in Control Payment amount that is due and payable to such recipient in connection with the Closing, as set forth on the Allocation Certificate;

(d)           Buyer shall deliver or cause to be delivered to the Paying Agent the aggregate Per Unit Net Merger Consideration payable to the holders of Class A Units, Class B Units and Preferred Units in accordance with Section 1.11 (Exchange of Certificates);

(e)           Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate Per Phantom Unit Merger Consideration payable at Closing to holders of the Company Phantom Units, plus any related employer portion of employment taxes attributable thereto, and shall cause the Surviving LLC, as soon as practicable after the Effective Time, but no later than the next regularly scheduled payroll date, to pay to each holder of outstanding Company Phantom Units, upon receipt by the Company of a Phantom Unitholder Acknowledgment Letter, properly completed and duly executed, in the form attached as Exhibit B-2 (the “Phantom Unitholder Acknowledgment Letter”), the applicable aggregate Per Phantom Unit Merger Consideration (in furtherance of the foregoing, as soon as practicable after the Agreement Date, Buyer shall send to each holder of a Company Phantom Unit a Phantom Unitholder Acknowledgment Letter);

(f)           Buyer shall deliver or cause to be delivered to the Paying Agent (i) the aggregate of the Per Unit Net Merger Consideration in respect of Class A Units issuable upon exercise of the BF Warrant, to the extent not previously exercised, and (ii) the aggregate of the Per Unit Net Merger Consideration in respect of Class A Units issuable upon exercise of each Intel Warrant not previously exercised, to pay each such holder of Company Warrants the applicable aggregate Per Unit Net Merger Consideration, subject to receipt by the Paying Agent of a Warrant Acknowledgment Letter, properly completed and duly executed, substantially in the form attached as Exhibit B-3 (a “Warrant Acknowledgment Letter”) (in furtherance of the foregoing, as soon as practicable after the Agreement Date, Buyer shall send or shall cause the Paying Agent to send to each holder of Company Warrants a Warrant Acknowledgment Letter);

(g)           Buyer shall deliver to the Escrow Agent the Escrow Amount, on behalf of the Escrow Participants, to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for any payments to Buyer pursuant to Sections 1.7(c) (Post-Closing True-Up) and 1.7(d) (Resolution of Disputes), and as security for any fees and expenses of the arbitrators to be paid by Escrow Participants relating to Earn-Out Consideration disputes pursuant to Section 1.8(b) and for the Escrow Participants’ indemnification obligations under SECTION 11 (Indemnification) and for all purposes hereunder each Escrow Participant shall be deemed to have contributed its Pro Rata Share of the Escrow Amount; and

(h)           Buyer shall deliver to the Securityholder Representative, on behalf of the Escrow Participants, the Expense Fund to be held pursuant to Section 13.15 (Securityholder Representative) and for all purposes hereunder each Escrow Participants shall be deemed to have contributed its Pro Rata Share of the Expense Fund.

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1.11           Exchange of Certificates.

(a)           Paying Agent. Prior to the Effective Time, Buyer and Continental Stock Transfer & Trust Company or, if not Continental Stock Transfer & Trust Company, then a United States bank, trust company or other party reasonably acceptable to both Buyer and the Company (the “Paying Agent”), shall enter into a Paying Agent Agreement, substantially in the form attached hereto as Exhibit C (the “Paying Agent Agreement”).

(b)           Procedures.

(i)           Units. As soon as practicable after the Agreement Date, Buyer shall send or cause the Paying Agent to send to each holder of record of a Certificate representing outstanding Class A Units, Class B Units and Preferred Units, a letter of transmittal in the form attached hereto as Exhibit B-1 (the “Unitholder Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, and (ii) instructions for surrendering such Certificate in exchange for the applicable Per Unit Net Merger Consideration for each unit of the Company Securities represented by such Certificate. Upon return of such Certificate for cancellation together with the Unitholder Letter of Transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, Buyer shall cause the Paying Agent to pay, as soon as practicable after the Closing, to each such holder the Per Unit Net Merger Consideration that such holder has the right to receive in respect of the Company Securities formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any portion of Merger Consideration payable to holders of Certificates. It shall be a condition to the right of any Person, other than the registered holder of a Certificate, to receive the Per Unit Net Merger Consideration that (i) the Certificate be properly endorsed or otherwise be in proper form for transfer, and (ii) such Person shall pay the allocable share, as determined under Section 6.6 (Certain Taxes) of any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than such registered holder or shall establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Buyer shall instruct the Paying Agent to make payment of the foregoing consideration, for any holder of Class A Units, Class B Units or Preferred Units who has submitted a Unitholder Letter of Transmittal duly executed, and the related Certificates prior to the Closing, by check or, if wire instructions have been provided, by same day wire transfer, as soon as practicable but in any event within one (1) Business Day after the Effective Time, and for all other holders, within two (2) Business Days following receipt by the Paying Agent of a Unitholder Letter of Transmittal duly executed, and the related Certificates.

(c)           Certificate Lost, Stolen or Destroyed. In the event that any Company Warrant or any Certificate shall have been lost, stolen or destroyed, Buyer shall issue or cause to be issued the respective Merger Consideration in exchange for such lost, stolen or destroyed Company Warrant or Certificate only following (i) delivery by the holder thereof of an affidavit of that fact and such indemnities against any claim that may be made against Buyer, the Surviving LLC, the Escrow Agent or the Paying Agent with respect to the Company Warrant or Certificate alleged to have been lost, stolen or destroyed as are acceptable to Buyer or otherwise required by the Paying Agent, and (ii) in the sole discretion of Buyer or otherwise required by the Paying Agent, delivery of a non-refundable bond in such amount as Buyer or the Paying Agent may reasonably direct.

(d)           Return of Funds from Paying Agent. Any portion of amounts deposited with the Paying Agent that remain undistributed to the Securityholders twelve (12) months after their deposit with the Paying Agent shall, at the request of the Surviving LLC, be delivered to the Surviving LLC or otherwise according to the instruction of the Surviving LLC, and any Securityholders shall thereafter look

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only to the Surviving LLC solely as general creditors for the Merger Consideration pursuant to Section 1.9 (Effect of the Merger). To the extent permitted under applicable Law, any such amounts deposited with the Paying Agent remaining unclaimed by Securityholders immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become the property of the Surviving LLC free and clear of any claims or interest of any Person previously entitled thereto.

(e)           No Liability. Notwithstanding anything to the contrary in this SECTION 1, none of the Paying Agent, the Escrow Agent, Parent, Buyer, the Surviving LLC, the Securityholder Representative or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.12           Tax Withholding; Treatment of Additional Payments. Buyer, Parent, the Company, the Surviving LLC, the Paying Agent, or the Escrow Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, in respect of the Company Warrants or Company Phantom Units, the Letters of Transmittal or any Ancillary Agreement, to or for the benefit of any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and, to the extent required by applicable law, timely remitted to the applicable Governmental Entity, such deducted or withheld and/or remitted amounts shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Company, Buyer, Parent, the Surviving LLC, the Securityholder Representative and the Securityholders agree to treat any adjustment to the Merger Consideration pursuant to Section 1.7(c) (Post-Closing True-Up), if any, as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto (whether on any Tax Return, or in any audit, claim, investigation, inquiry or other proceeding in respect of Taxes) unless required to do so pursuant to a final determination as defined in Section 1313(a) of the Code, or any analogous provision of applicable state, local or foreign Law.

1.13           Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Buyer, the officers and directors from time to time of the Surviving LLC are fully authorized in the name of the Company and Buyer, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.

SECTION 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Buyer (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Agreement (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that a cross-reference is provided or it is reasonably apparent upon a reading of such disclosure that it also qualifies or applies to such other sections, subsections and clauses), the Company hereby represents and warrants to Parent and Buyer as follows:

2.1           Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization, and has full limited liability company power and lawful authority to own, lease and operate its assets, properties and business and to carry on its Business as now being conducted. The Company is

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duly qualified or otherwise authorized to transact business as a foreign limited liability company in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by Law, except where the failure to be so qualified or authorized, individually or in the aggregate, would not have a Material Adverse Effect. The Company has made all limited liability company filings. For clarity, limited liability company filings do not include Tax Returns. Schedule 2.1 of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee, consultant or independent contractor. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

2.2           Capitalization; No Subsidiaries.

(a)            Company Capital Structure. The authorized membership interests of the Company consist of (i) 971,185 Preferred Units, of which all are issued and outstanding, (ii) 2,928,272 Class A Units, of which 1,650,137 are issued and outstanding, (iii) 288,042 Class B Units, of which all are issued and outstanding, and (iv) 434,429 Company Phantom Units (which, for the avoidance of doubt, are not membership interests), of which 415,841 are issued and outstanding. No other class of Equity Interest of the Company is authorized, designated, issued or outstanding, and no Equity Interests are held in the treasury of the Company. The outstanding Equity Interests are held of record and beneficially by the persons and in the respective amounts set forth in Schedule 2.2(a)(i) of the Company Disclosure Schedule. All of the issued and outstanding Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of (or pursuant to effective waivers of) pre-emptive or similar rights of any party, whether created by statute, the Company Certificate of Formation or the Company Operating Agreement or any other agreement or instrument to which the Company is a party, and are owned by the respective holders free and clear of any Liens. None of the issued and outstanding Equity Interests has been issued in violation of the Securities Act or of any other federal, state or foreign Law. Except as set forth in Schedule 2.2(a)(ii), there are no registration rights agreements or, to the Company’s Knowledge, any stockholder agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any Equity Interests of the Company, except for the Company Operating Agreement. The holders of the Company Securities and any Purchase Rights with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Closing. All preferential rights of the Equity Interests of the Company in connection with the sale of substantially all of the assets of the Company, a merger or any other change in control transaction (including a deemed liquidation or dissolution) involving the Company are set forth in the Company Operating Agreement. As of the Agreement Date, the Aggregate Preferred Dividends payable in respect of all outstanding Preferred Units is $1,181,369.86.

(b)           Purchase Rights; Convertible Securities. Except as set forth in Schedule 2.2(b)(i) of the Company Disclosure Schedule (which lists the respective holders, the numbers of underlying units, the grant dates, the vesting schedule, and the exercise price, if applicable), there are no and there have never been any outstanding rights, subscriptions, phantom stock rights, unit appreciation rights, warrants, calls, preemptive rights, convertible or exchangeable securities, options or other agreements or commitments of any kind to purchase or otherwise to receive from the Company, currently or after the passage of time or occurrence of any other event, any of the outstanding, authorized but unissued, unauthorized or treasury units of the Company Securities or any other security of the Company or any right to Merger Consideration (collectively, “Purchase Rights”). The Company has previously Made Available to Parent true and correct copies of all the agreements and other instruments with respect to its outstanding Purchase Rights. No Purchase Right has been repurchased, redeemed, terminated or forfeited other than for no consideration pursuant to its terms. The Intel Warrant is exercisable for 11,700 Class A Units and no customer introductions have been made by Intel which would cause the vesting of additional Class A Units in accordance with the terms of the Intel Warrant.

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(c)           No Subsidiaries. The Company has no direct or indirect Subsidiaries and has never had a direct or indirect Subsidiary or an equity or other right, subscription, phantom stock right, warrant, call, preemptive right, convertible or exchangeable security, option or other agreement or commitment of any kind to purchase or otherwise to receive from a Person, currently or after the passage of time or occurrence of any other event, any security of such Person.

(d)           Distribution of Merger Consideration. The distribution of Merger Consideration set forth on the Allocation Certificate is in accordance with the Company Operating Agreement, the Warrants and the Company Equity Plan.

2.3           Authority; Enforceability. The Company has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of the Company except for the Member Approval. This Agreement has been, and the Ancillary Agreements to which the Company is a party, when delivered at the Closing will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, by Parent and Buyer, this Agreement constitutes, and the Ancillary Agreements to which the Company is a party when executed and delivered, will constitute, the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

2.4           No Breach; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements, to which the Company is a party, by the Company and the consummation of the Transactions do not and, with or without notice or lapse of time or both, will not, in each case: (a) violate any provision of the Company Operating Agreement; (b) violate in any material respect, conflict in any material respect with or result in the material breach of any of the terms or conditions of, result in material modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate any rights under, or constitute a default under, any Material Contract; (c) violate any Order against, or binding upon, the Company or upon its properties, assets or business, or, to the Company’s Knowledge, its securities; (d) violate any statute, Law or regulation of any jurisdiction or any Permit; or (e) result in the creation of any Lien on any of the material assets or properties of the Company. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation by the Company of the Transactions, except for the filing of the Certificate of Merger under the LLC Act.

2.5           Organizational Documents; Corporate Records. The Company has previously Made Available to Parent true and complete copies of (a) the Company Certificate of Formation, certified by the Secretary of the State of Delaware, and the Company Operating Agreement, in each case as amended and as presently in effect, and (b) the consents in lieu of meetings of the Company Board or other governing body of the Company and of the Members and the equity records of the Company since the time of the Company’s formation. The Company is not in violation of the Company Certificate of Formation, the Company Operating Agreement or other organizational or governing documents.

2.6           Financial Statements; Internal Control

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(a)           Attached as Schedule 2.6(a)(i) of the Company Disclosure Schedule are copies of the audited balance sheet of the Company as at December 31, 2014 (the December 31, 2014 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”), and the audited statements of operations, changes in members’ equity and cash flows of the Company for the fiscal year ended December 31, 2014, with the opinion of Citrin Cooperman & Co., LLP, the Company’s independent auditor, thereon, and the unaudited balance sheets of the Company as of December 31, 2013 and 2012 and the unaudited statements of operations, changes in members’ equity and cash flows of the Company for the fiscal year ended December 31, 2013 and 2012. Also attached as Schedule 2.6(a)(ii) of the Company Disclosure Schedule are copies of the unaudited balance sheet of the Company as of March 31, 2015 (the “Interim Balance Sheet” and the “Interim Balance Sheet Date”, as applicable) and the unaudited statements of operations and cash flows of the Company for the three-month period then ended (collectively, the “Interim Financials”).

(b)           As used in this Agreement, “Financial Statements” means the financial statements referenced in Section 2.6(a) above, “Audited Financial Statements” means the 2014 audited financial statements referenced in Section 2.6(a) above and “Unaudited Financial Statements” means the 2013 and 2012 unaudited financial statements and the Interim Financials, in each case, referenced in Section 2.6(a) above. Except as set forth in Schedule 2.6(b) of the Company Disclosure Schedule, (i) the Audited Financial Statements and the notes thereto, if any, and to the Company’s Knowledge, the Unaudited Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company at the respective dates thereof and for the periods then ended, and (ii) the Audited Financial Statements and Unaudited Financial Statements were prepared in accordance with the books and records of the Company in conformity with GAAP consistently applied during the periods covered thereby, except, in the case of the Interim Financials, for the omission of footnotes. None of the Financial Statements contain any material, non-recurring items, except as expressly set forth therein.

(c)           The general ledgers and books of account of the Company are complete and correct in all material respects.

(d)           To the Company’s Knowledge, there have been no instances of fraud by the Company, whether or not material, that occurred during any period covered by the Audited Financial Statements and Unaudited Financial Statements. The Company maintains a reasonable system of internal accounting controls for a private company of its size and in the industry in which it operates.

(e)           To the Company’s Knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company or its operations.

(f)           During the periods covered by the Audited Financial Statements, the Company’s external auditor was independent of the Company and its management.

2.7           Absence of Undisclosed Liabilities. The Company has no Liabilities that are required to be reflected in financial statements prepared in accordance with GAAP, except Liabilities (i) stated or adequately reserved against on the face of the Interim Balance Sheet, (ii) incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice or that do not exceed $10,000 individually or $25,000 in the aggregate; provided, however that clause (ii) of this Section 2.7 shall not apply to any Liability for Taxes, which are separately addressed in Section 2.10 (Tax Matters). The Company has no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act). Schedule 2.7 of the Company Disclosure Schedule lists: (i) all long-term portion of any Customer Prepayments (assuming for these purposes that

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the Closing Date is May 31, 2015) as of the Agreement Date, (ii) all notes payable of the Company and other Company Debt as of the Agreement Date, and (iii) each Lien to which the Company or its properties, assets or undertakings is subject or bound (other than Permitted Liens) and each agreement with respect thereto as of the Agreement Date. The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. The Company is not insolvent.

2.8           Accounts and Notes. Schedule 2.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of all notes and accounts receivable of the Company (“Accounts Receivable”) as of the Interim Balance Sheet Date and identifying the respective responsible entity and including the aging thereof. All such Accounts Receivable arose out of the provision of services or the sales of goods in the ordinary course of business, are valid obligations and are not subject to set-off or counterclaim, and, to the Company’s Knowledge, are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts (a) set forth in the Interim Balance Sheet with respect to Accounts Receivable reflected in the Interim Balance Sheet or incurred after the Interim Balance Sheet Date in the ordinary course of business or (b) set forth on Schedule 2.8 of the Company Disclosure Schedule. Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, no discount or allowance from any Accounts Receivable has been made or agreed to since the Interim Balance Sheet Date, and none of the Accounts Receivable shown on either the Interim Balance Sheet or Schedule 2.8 of the Company Disclosure Schedule represents billings before actual receipt of a purchase order. To the Knowledge of the Company, none of the customers and other debtors whose obligations comprise the Accounts Receivable shown on the Interim Balance Sheet is subject to a bankruptcy or insolvency proceeding and, to the Knowledge of the Company, none of such Accounts Receivable has been made subject to an assignment for the benefit of creditors. Since the Interim Balance Sheet Date, (x) the collection of Accounts Receivable by the Company has been pursued in the ordinary course consistent with past practice and without any acceleration thereof, and (y) there has been no sale or other disposition to a third party of any Accounts Receivable by the Company. All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company.

2.9           Absence of Certain Changes. Since the Interim Balance Sheet Date, except as set forth in Schedule 2.9 of the Company Disclosure Schedule, there has been no change, event or circumstance in or affecting the assets, property, financial affairs or business of the Company that would reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance, and except as set forth in Schedule 2.9 of the Company Disclosure Schedule, there has been no:

(a)           incurrence of any indebtedness for borrowed money, or cancellation or modification of any material debt or claim owing to, or waiver of any material right of, the Company;

(b)           purchase, sale, lease, license or other disposition of, or creation of any Lien (other than a Permitted Lien) on, any properties or assets of or by the Company, with a value, individually in excess of $10,000 or in the aggregate in excess of $25,000, other than in the ordinary course of business consistent with past practices;

(c)           (i) declaration, setting aside or payment of any dividend or distribution by the Company or the making of any other distribution in respect of any units, (ii) split, combination or reclassification of any Company Security, (iii) issuance or authorization of the issuance of any Company

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Security or any Purchase Right in respect thereof, or (iv) transfer of any Company Security or any Purchase Right in respect thereof;

(d)           change in the compensation paid or payable by the Company to any of its Employees, agents or independent contractors, or any obligation, or liability incurred by the Company to any of its Securityholders, independent contractors or Employees, or any loans or advances made by the Company to any of its Securityholders, independent contractors or Employees;

(e)           Employee terminations, redundancies and/or layoffs, excluding, in all cases termination of Employees with poor performance ratings or for cause;

(f)           work stoppage or labor strike, works council formation or written notice of any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(g)           (i) granting of severance or termination pay or benefits to any Employee, consultant or contractor or entering into any agreement with respect thereto, (ii) adoption or amendment of an arrangement to provide a Change in Control Payment or severance plan, or (iii) entering into any employment agreement, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee;

(h)           adoption, amendment, or termination of any Employee Benefit Plan (other than as required under applicable Law), any material increase in benefits provided under any Employee Benefit Plan or any promise or commitment to undertake any of the foregoing in the future;

(i)           payment or discharge of a Company Debt, material Lien or material Liability of the Company other than in the ordinary course of business consistent with past practices;

(j)           entering into of any Material Contract by the Company, any termination, extension, amendment or modification of the material terms of any Material Contract, by the Company, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with past practice;

(k)           transaction by the Company, except in the ordinary course of business and consistent with past practice and in an amount not in excess of $25,000 individually or $50,000 in the aggregate for any series of related transactions;

(l)           capital expenditure or capital commitment by the Company in any amount in excess of $25,000 in any individual case or $50,000 in the aggregate;

(m)           (i) failure to pay accounts payable when due consistent with past practice or any delay in payment thereof or any renegotiation thereof, or (ii) request by the Company to accelerate the payment of any accounts receivable;

(n)           waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practice;

(o)           destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance), or loss of any material business, including the receipt of any written

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notification from any material Customer that such customer intends to discontinue, terminate or materially reduce its relationship with the Company;

(p)           (i) transfer, sale or abandonment by the Company of any rights to the Company Owned Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practice that do not include any rights with respect to source code), distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Company Owned Intellectual Property with any Person, (ii) purchase or other acquisition of any rights to Intellectual Property or the entering into of any license agreement, distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the rights to Intellectual Property of any Person (other than off-the-shelf shrink wrap, click through or similar licenses for commercially available software), (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed rights to Intellectual Property to the Company (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or entering into, or amendment of, any agreement with respect to the development of any rights to Intellectual Property with a third party (other than ordinary course Company Product configuration for customers);

(q)           amendments or changes to the Company Certificate of Formation or Company Operating Agreement;

(r)           commencement or notice or, to the Company’s Knowledge, written threat of commencement, of any lawsuit or proceeding against or investigation of the Company or its affairs, or commencement of any litigation by the Company, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s)           change in accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to cash management practices), or billing or collection policies, used by the Company;

(t)           revaluation by the Company of any of its assets, including the writing down of the value of inventory or writing off of notes or accounts receivable in an amount in excess of $25,000, except in the ordinary course of business consistent with past practice or, with respect to the writing down of the value of inventory, except as required by GAAP; or

(u)           agreement or understanding, whether in writing or otherwise, obligating the Company to take any of the actions specified above, except as specifically contemplated hereby.

2.10           Tax Matters.

(a)           Except as set forth on Schedule 2.10(a) of the Company Disclosure Schedule, the Company has properly been treated as a partnership (and not as an association taxable as a corporation or a publicly-traded partnership) for U.S. federal and applicable state, local and foreign income Tax purposes for all taxable periods of its existence.

(b)           All Tax Returns required to be filed by or with respect to the Company have been timely filed. All such Tax Returns are true, correct, and complete in all material respects, and all Taxes owed by the Company, whether or not shown on any Tax Return, have been timely paid when due. The

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Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any taxing authority in any jurisdiction in which the Company does not file that the Company is or may be subject to taxation by that jurisdiction.

(c)           All Taxes required to be withheld, collected or deposited by or with respect to Company in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, member, shareholder or other Person, have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d)           No audit, claim, investigation, proceeding or other similar examination in respect of Taxes is currently pending.  The Company has not received any written notice from any taxing authority that an audit or other review is forthcoming, and, to the Company’s Knowledge, no such audit or review is pending or threatened.  No deficiency for any Taxes has been asserted, proposed, or threatened, in each case, in writing, against the Company, which deficiency has not been paid in full. The Company has not participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(e)           Schedule 2.10(e) of the Company Disclosure Schedule lists all United States federal, state and local, and all foreign income Tax Returns filed with respect to the Company, and indicates those Tax Returns that have been audited or subject to similar examination by a taxing authority and those Tax Returns that currently are the subject of audit or such examination. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation (or any other period during which any Tax can be assessed) applicable to any claim for, or the period for the collection, payment or assessment of, Taxes due from or with respect to the Company for any taxable period, and no closing agreement (within the meaning of Section 7121 of the Code) relating to the Taxes of the Company is currently in force. The Company has Made Available to Parent the true, complete and correct copies of all Tax Returns of the Company for which the statute of limitations has not expired, and all audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company (or, insofar as such items relate to the Company, by or to any affiliated, consolidated, combined, or unitary group of which the Company was then a member).

(f)           The unpaid Taxes of the Company for all taxable periods (or portions thereof) ending (i) on or before the Interim Balance Sheet Date did not, as of such date, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereof) and (ii) on or before the Closing Date will not, as of the Closing Date, exceed that reserve as adjusted to reflect the ordinary operations of the Company after the Interim Balance Sheet Date and through the Closing Date and the Transactions in accordance with the past customs and practice of the Company in filing its Tax Returns.

(g)           Except as set forth on Schedule 2.10(g) of the Company Disclosure Schedules, no payment to any holder of a Company Security of any portion of the consideration payable hereunder will result in compensation or other income to such person with respect to which Parent, Buyer, the Escrow Agent or the Surviving LLC would be required to deduct or withhold any Tax.

(h)           The Company has never been a party to or bound by, nor does it have or has it ever had any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement under which the Company agrees to indemnify any party for Tax liabilities or to share or assume the Tax liability of any party, other than agreements entered into in the ordinary course the primary subject matter of which is not Taxes. The Company has no liability for the Taxes of any other Person under U.S.

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Treasury Regulation §1.1502-6 (or any similar provision of applicable federal, state, local, or foreign Law), as a transferee or successor, by contract, by operation of Law, or otherwise.

(i)           Less than 50% of the value of the gross assets of the Company consist of “United States real property interests,” as defined in Section 897 of the Code, and less than 90% of the value of the gross assets of the Company consist of “United States real property interests,” as so defined, plus cash or cash equivalents.

(j)           Schedule 2.10(j) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment (noting for each jurisdiction, which categorization is applicable). The Company has not entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Notwithstanding any other provision to the contrary in this Agreement, the representations and warranties in this Section 2.10, Section 2.20, Section 2.21(c) and in the FIRPTA Certificate delivered pursuant to Section 9.10 are the sole representations and warranties made with respect to Taxes of the Company.

2.11           Compliance with Laws; Permits.

(a)           The Company is not and has not been in violation of any Order binding upon it, or, to the Knowledge of the Company, of any applicable Law, ordinance or regulation of any Governmental Entity or regulatory body applicable to its Business or assets. The Company has not received any written notice or other written communication from any Governmental Entity of any such violation or noncompliance, and there has been no citation, fine or penalty imposed or asserted against the Company for any violation of such laws, regulations or ordinances.

(b)           The Company has in full force and effect, and is in compliance with, all licenses, permits and other approvals (“Permits”) of any Governmental Entity required for the conduct of the Business as presently conducted or, to the Knowledge of the Company, as currently contemplated to be conducted or to hold any interest in its properties or assets, except where the failure to have or so comply would not have a Material Adverse Effect. All such Permits are described in Schedule 2.11 of the Company Disclosure Schedule, and true and correct copies thereof have previously been Made Available to Parent. No proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit.

2.12           Actions and Proceedings. Except as set forth in Schedule 2.12 of the Company Disclosure Schedule, there is no outstanding Order against or involving the Company, any of its assets or properties, or any of its directors or officers in their capacities as such. There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its assets or properties or any of its directors or officers in their capacities as such or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions. To the Company’s Knowledge, there is no fact, event or circumstance that would reasonably be expected to give rise to any suit, action, claim, investigation or proceeding which individually or in the aggregate would have a Material Adverse Effect.

2.13           Contracts and Other Agreements.

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(a)           Contracts and other agreements, whether written or binding oral (“Contracts”) described in this subsection, to which the Company is a party or by or to which it or any of its assets or properties are bound or subject are referred to herein collectively as “Material Contracts”:

(i)           agreements with any current or former Member (including any of their respective Affiliates) or any Employee or independent contractor of the Company or with any entity in which any of the foregoing is an officer, director or five percent (5%) or greater member and pursuant to which the Company or such other party has current or future obligations or liabilities in excess of $25,000 in any fiscal year, excluding salary and bonuses of Employees;

(ii)           contracts and other agreements pursuant to which the Company or the other party thereto has current or future obligations or liabilities in excess of $25,000 in any fiscal year and that are required to be disclosed on Schedule 2.26 of the Company Disclosure Schedule;

(iii)           contracts and other agreements with any labor union, works council or association representing any Employee;

(iv)           contracts and other agreements for the procurement by the Company (including by purchase or license) of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, for an amount in excess $25,000 per annum;

(v)           contracts and other agreements for the sale or license by the Company to any third party of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, that involves an amount or value in excess of $50,000 per annum;

(vi)           contracts and other agreements for (A) the sale or (B) the exclusive license of any of the assets or properties of the Company not described in clause (iv) or for the grant to any person of any option, right of first refusal, or preferential or similar right to purchase any of such assets or properties;

(vii)           partnership, strategic alliance, joint development, joint marketing and joint venture agreements;

(viii)           contracts and other agreements that obligate the Company to purchase or license all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases or licenses of a particular product from a supplier;

(ix)           contracts and other agreements with customers, suppliers, partners or collaborators for the sharing of fees, the rebating of charges or other similar arrangements, including any Referral Agreements or contracts containing any Most Favored Customer Provision;

(x)           contracts or other agreements under which the Company agrees to indemnify any party for Tax liabilities or to share the Tax liability of any party;

(xi)           contracts and other agreements containing any covenant limiting the freedom of the Company or any of its present or future Affiliates to (A) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service, (B) solicit for employment, hire or employ any Person, or (C) acquire property (tangible or intangible);

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(xii)           contracts and other agreements relating to the acquisition or disposition by the Company of any operating business or the capital stock or other securities of any other Person;

(xiii)           contracts and other agreements requiring the payment to any Person of a commission, fee or royalty, other than to Employees in the ordinary course of business;

(xiv)           contracts and other agreements pursuant to which the Company may collect any Personal Information from any third parties;

(xv)           mortgages, indentures, loan or credit agreements, factoring agreements, promissory notes and other agreements and instruments relating to the borrowing of money or financing or sale of receivables;

(xvi)           research, development (whether contracted or shared), and manufacturing agreements;

(xvii)           reseller or distributorship agreements, original equipment manufacturer (OEM) agreements, or systems integrator agreements;

(xviii)           leases, financing agreements, subleases or other agreements under which the Company is lessor or lessee of any real or personal property;

(xix)           licenses, sublicenses and other agreements required to be listed in Schedule 2.16(c) of the Company Disclosure Schedule; and

(xx)           contracts with Governmental Entities.

(b)           Schedule 2.13 of the Company Disclosure Schedule contains a true, correct and complete list of all Material Contracts numbered as appropriate under subsection (a) hereof. The Company has Made Available to Parent true and complete copies of all Material Contracts and all amendments or other modifications thereto or, in the case of oral Material Contracts, complete and accurate descriptions. All the Material Contracts are valid, in full force and effect, and binding upon the Company and, to the Knowledge of the Company, on the other party(ies) thereto. No written notice of termination or amendment of any Material Contract has been given to the Company by any other party thereto. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any Material Contract, and, to the Knowledge of the Company, no event has occurred nor does any condition exist that with notice or lapse of time or both would constitute a default by the Company or any such other party thereunder. The Company is in compliance with all material delivery requirements, timelines, schedules, time of performance requirements and other material milestones under all Material Contracts. The Company has not incurred any significant cost over-runs on any Material Contract and the Company has no reasonable basis to believe that it will incur any such significant cost over-runs.

(c)           There is no Contract or Order to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any business practice of the Company or any of its present Affiliates or Buyer; (b) any acquisition of property (tangible or intangible) by the Company or any of its present Affiliates or Buyer or Parent; (c) the conduct of business by the Company; or (d) the freedom of the Company or any of its present Affiliates or Buyer or Parent to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present Affiliates or Buyer or Parent or otherwise. Without limiting the generality of the foregoing, the Company has not (x) entered

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into any Contract under which the Company or any of its present Affiliates or Buyer or Parent is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its present Affiliates’ or Buyer’s or Parent’s technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any Contract that will bind Buyer or any of its Affiliates with respect to Buyer’s or Buyer’s Affiliates’ own customers, products or services.

2.14           Real Estate. The Company does not own, and has never owned, any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. All leasehold interests of the Company (including leases, subleases, financing agreements and other agreements) are set forth in Schedule 2.13(a)(xvii) of the Company Disclosure Schedule (including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto), and such interests are subject to no Liens other than Permitted Liens. With respect to such leasehold interests: (a) to the Knowledge of the Company, there are no disputes between the Company and the respective landlord, oral agreements or forbearance programs in effect as to the lease or sublease, (b) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (c) to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of the applicable Governmental Entities (including Permits) required to be obtained in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; (d) all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of the Business of the Company as currently conducted and for the operation of said facilities; and (e) all scheduled rent and other material charges currently due and payable thereunder, have been paid, except for liabilities reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business thereafter.

2.15           Tangible Property. The equipment, materials, tangible prototypes, tools, supplies, furniture, leasehold improvements, fixtures, vehicles, and any related capitalized items, in each case whose book value is a material part of the Interim Balance Sheet (except to the extent disposed of on an arms-length basis since the Interim Balance Sheet Date), and all other tangible property material to the Business of the Company (collectively, the “Tangible Assets”), are in good operating condition and repair, reasonable wear and tear excepted, have received commercially reasonable maintenance, and the Company has not received any written notice that any Tangible Asset is in violation of any existing Law or any building, zoning, health, safety or other ordinance, code or regulation. The Tangible Assets of the Company are adequate and sufficient, in all material respects, for the conduct of the Business as currently conducted and as currently contemplated to be conducted.  Schedule 2.15 of the Company Disclosure Schedule sets forth as of the Agreement Date all Tangible Assets of the Company with an individual book value of greater than $10,000, and sets forth the original cost and book value of each such asset.

2.16           Intellectual Property.

(a)           As used in this Agreement, the following terms have the meanings indicated:

(i)           “Intellectual Property” means all intellectual property rights of every kind including all: (A) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and

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registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and registrations and applications for registration thereof; (D) rights in data, databases or other compilations of fact; (E) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) trade secrets and other confidential or proprietary information (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (G) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (H) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (i) moral right or other right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (J) goodwill associated with any of the foregoing.

(ii)           “Company Intellectual Property” means all Intellectual Property owned, licensed or used by the Company or necessary for the creation, production, distribution, marketing, offering or sale of any Company Products.

(iii)           “Company Owned Intellectual Property” means Intellectual Property owned, purported to be owned, or exclusively licensed by the Company.

(iv)           “Company Products” means all of the products marketed, licensed, sold or offered for sale by the Company (including all content, components, elements, toolkits, computer programs, software (both in object code and source code), firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of the Company) and all prior versions and releases thereof, and any services performed by or on behalf of the Company.

(b)           Schedule 2.16(b) of the Company Disclosure Schedule hereto contains a complete and accurate list of (i) all Company Owned Intellectual Property included in clauses (A) through (C) and (G) of the definition of Intellectual Property that is registered, or subject to an application for registration, with any Governmental Agency (collectively, “Company Registered Intellectual Property”); and (ii) all other material Company Intellectual Property.

(c)           Schedule 2.16(c) of the Company Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted (expressly, through implication or otherwise) by the Company to any Person with respect to any Company Intellectual Property (including license agreements with current customers) and (ii) all licenses and other rights granted (expressly, through implication or otherwise) by any Person to the Company with respect to any Company Intellectual Property (excluding commercial off-the-shelf software licensed to the Company in the ordinary course of business and obtainable without material expense), in the case of clause (ii) identifying the subject Company Intellectual Property, describing the material terms of such licenses, the royalties paid or received by the Company under such licenses and whether or not each such license is exclusive or non-exclusive (collectively for clauses (i) and (ii), the “IP Licenses”). The Company is in compliance with all of its obligations pursuant to the IP Licenses. The Company is not and will not be required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property (other than sales commissions paid to

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Employees). The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not, as the result of the operation of any agreements to which the Company is a party, impair the rights of Buyer or the Surviving LLC to use, practice, operate under, license, sublicense, dispose of, or bring suit for infringement of any of the Company Intellectual Property and rights to the Intellectual Property licensed to the Company pursuant to the Company IP Licenses where the Company is the licensee, to the same extent that the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Surviving LLC would otherwise be required to pay.

(d)           Except as set forth on Schedule 2.16(d)(i) of the Company Disclosure Schedule, the Company owns exclusively or has the right to use all Intellectual Property necessary for or currently used in the conduct of its Business or for the manufacture, production, distribution, marketing or sale of any Company Products. The Company has not violated, misappropriated or infringed, is not violating, misappropriating or infringing and, by conducting its Business as currently conducted, will not violate, misappropriate or infringe, any Intellectual Property of any other Person. To the Company’s Knowledge there are no violations, misappropriations or infringements by any Person of any Company Intellectual Property owned or licensed by the Company. Except as set forth on Schedule 2.16(d)(ii) of the Company Disclosure Schedule, the Company has not received any notice or communication from any Person claiming any violation, misappropriation or infringement by the Company of another Person’s Intellectual Property rights (and to the Knowledge of the Company, there is no basis for any such claim).

(e)           Each item of Company Owned Intellectual Property is in compliance with all legal requirements, is subsisting and, to the Knowledge of the Company, is valid. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid to the extent applicable, and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the Knowledge of the Company, there is no threatened or reasonably foreseeable loss or expiration of any Company Registered Intellectual Property. There are no actions that must be taken by the Company within 120 days of the Agreement Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to United States Patent and Trademark Office or foreign equivalent, as the case may be, office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing such Company Registered Intellectual Property.

(f)           Except as set forth on Schedule 2.16(f)(i) of the Company Disclosure Schedule, none of the software owned or used by the Company incorporates, includes, is distributed together with, or is compiled with, linked with or otherwise dependent on any Open Source Materials, and there are no current plans to include or use any additional Open Source Materials in or with the Company Products. Schedule 2.16(f)(i) of the Company Disclosure Schedule describes the license under which each of the excepted Open Source Materials is licensed to the Company; and with which of the Company Product(s) the excepted Open Source Materials were incorporated, included, distributed together with, or compiled with, linked with or otherwise dependent on. The Company has complied with all of the requirements of each license applicable to any Open Source Materials used or distributed by it. Except as set forth on Schedule 2.16(f)(i) of the Company Disclosure Schedule, the Company has not provided (nor is it obligated to provide, nor will the closing of the Transactions obligate the Company to provide) the source code for any of its software to any other Person. The Company has not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of its software to create such source code, except as may be required by law. All copies of any Company software distributed in connection with the Business have been distributed solely in object code form. Except as set forth on Schedule 2.16(f)(ii) of the Company Disclosure Schedule, there has been no disclosure of any

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Company software by the Company, or to the knowledge of the Company, by any other Person, other than through licensing of object code versions. Each copy so distributed by the Company was at the time of distribution, and to the Knowledge of the Company is, the subject of a valid, existing and enforceable license agreement.

(g)           The Company has taken all appropriate steps to protect its rights in, and the confidentiality of, the Intellectual Property and all other confidential or proprietary information belonging to the Company, developed by the Company, or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its Employees, agents, consultants and contractors to execute enforceable proprietary information, assignment of inventions and confidentiality agreements assigning all rights in any Company Intellectual Property to the Company, copies of which have been Made Available to Parent, and all Employees and all agents, consultants and contractors of the Company, have executed such an agreement. The Company has recorded all assignments of any Company Registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded. To the Knowledge of the Company, no Employee, consultant or independent contractor of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such Employee’s duties to the Company, or that could conflict with the conduct of the Business.

(h)           No Person has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition, non-disclosure or similar agreement with such third Person; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third Person; or (iii) interfered or may be interfering in the employment relationship between such third Person and any of its employees. To the Knowledge of the Company, no Person employed by or affiliated with the Company has used or proposes to use any trade secret or any information or documentation proprietary to any other Person in connection with the Business or any Company Products.

(i)           The Company has taken reasonable steps to protect the Company Owned Intellectual Property and its rights thereunder, and, to the Knowledge of the Company, no such rights to the Company Owned Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company. The Company is not and, to the Knowledge of the Company, no other party to any licensing, distributorship or other similar arrangement with the Company relating to the Company Owned Intellectual Property is, in breach of, or default (with or without notice or lapse of time, or both) under, its obligations under such arrangements. The Company has implemented and maintained in effect reasonable security measures, consistent with general industry practices, with respect to third-party source code or other third party Intellectual Property. If the terms of any such licensing arrangement require that customers of the Company enter into license or sublicense agreements with the Company, then the Company has procured all such licenses or sublicenses from its customers.

(j)           The Company has the right to use, pursuant to valid licenses, all software, development tools, library functions, compilers and all other software and materials that are used to create, modify, compile, operate or support any software that is Company Owned Intellectual Property or is incorporated into any Company Product. The Company owns or has valid licenses for, and possesses, all of the source code for Company Products owned, distributed or presently supported by the Company. The Company has written its software in a way that such software may be understood in a commercially reasonable manner by reasonably competent programmers certified in the applicable programming languages. For the avoidance of doubt, the software referred to in the preceding sentence shall include any

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and all bug tracking, source code management and other information technology systems that have been programmed, designed or otherwise developed in any way by or on behalf of the Company.

(k)           Except as set forth in Schedule 2.16(k) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of, or entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person, (ii) permitted the rights of the Company in any such Company Intellectual Property to lapse or enter the public domain, (iii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any such Company Intellectual Property, or (iv) entered into any agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any such Company Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the Transactions (alone or in combination with any other event) and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in any release of any source code or materials from escrow under, or give rise to a right of, or result in, termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any IP License to which the Company is a party or to which any of their respective properties or assets is subject, or to a loss of a benefit related thereto, or result in the creation of any Lien in or upon, any Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to Company Intellectual Property.

(l)           To the extent that any Intellectual Property has been developed or created by any Person for the Company and is used to create, modify, compile, operate, support or is incorporated into any Company Products, the Company has a written agreement with such Person with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, all rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid-up, non-terminable license (sufficient for the conduct of its Business as currently conducted and as currently proposed to be conducted) to all such Person’s rights in such Intellectual Property.

(m)           Except as set forth in Schedule 2.16(m) of the Company Disclosure Schedule, the Company has not (i) provided any services pursuant to Contracts that contemplate an engagement for services that would lead to ownership by a third party of Intellectual Property created in connection with such services (whether “works for hire” or otherwise) or (ii) created any customized Intellectual Property for any of its customers pursuant to any Contracts with such customers or otherwise that is used in the products or services of the Company and for which such customer could claim or has claimed ownership.

(n)           No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Owned Intellectual Property. To the Knowledge of the Company, no Employee, agent, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has (i) performed services for the government, university, college or other educational institution or research center, or any other Person during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company, or (ii) entered into a contract with such an entity providing for any license to such Company Owned Intellectual Property.

(o)           The Company Products conform in all material respects to the written documentation and specifications therefor and, to the Knowledge of the Company, are free from significant or material defects. To the Knowledge of the Company, the Company Products do not contain

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any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, malware, spyware, bugs, faults or other devices or effects that (i) enable or assist or could enable or assist any Person to access without authorization the Company Products; or (ii) disrupt the operation of the Company Products, except as expressly disclosed in its documentation; or (iii) have or could have an adverse impact on the operation of other Software or operating systems.

(p)           Except as set forth in Schedule 2.16(p) of the Company Disclosure Schedule, none of the Company Owned Intellectual Property or the Company Products includes any cryptographic programs, algorithms, hardware or technology (whether used for confidentiality, authentication or any other purpose) (collectively, “Encryption Functionality”) or makes any function or interface calls to Encryption Functionality provided by external software or hardware.

(q)           To the Knowledge of the Company, all permits, exemptions, or licenses required for the Company and for any third party to import, use and distribute any Company Owned Intellectual Property or the Company Products have been obtained for all jurisdictions outside the United States to or in which the Company currently sells or distributes, or may be deemed to sell or distribute pursuant to the laws of such jurisdiction, such Company Owned Intellectual Property or the Company Products, including with respect to any Encryption Functionality.

(r)           The Company Owned Intellectual Property and the Company Products are authorized for export from the United States to all destinations (other than Cuba, Iran, North Korea, Sudan and Syria) except as listed in Schedule 2.16(r) of the Company Disclosure Schedule and any U.S. government review or authorization required for such export has been obtained, and the Company otherwise complies with all United States export license and export license exception requirements.

(s)           Except as listed in Schedule 2.16(s) of the Company Disclosure Schedule, the Company Owned Intellectual Property and the Company Products are authorized for export from the United States under the U.S. Export Administration Regulations with No License Required, and with no requirement of pre-export review by, or post-export reporting to, the U.S. Department of Commerce.

(t)           To the Knowledge of the Company, the Company has not exported any of the Company Intellectual Property or the Company Product from the United States in violation of applicable Laws, including but not limited to the U.S. Export Administration Regulations.

(u)           To the Knowledge of the Company, the Company has not exported any of the Company Intellectual Property or the Company Products from the United States to any person or destination in violation of a U.S. trade embargo or sanctions administered by the U.S. Office of Foreign Assets Control, including but not limited to exports to (i) Cuba, Iran, North Korea, Sudan or Syria, (ii) Persons on the U.S. Department of Commerce Denied Persons List or Entity List, or (iii) Persons on the U.S. Department of Treasury List of Specially Designated Nationals and Blocked Persons.

(v)           All of the Company Intellectual Property that is owned by the Company constitutes U.S.-origin technology pursuant to the U.S. Export Administration Regulations of the United States of America.

(w)           For all United States government customers (each of which is listed on Schedule 2.16(s) of the Company Disclosure Schedule), such government customers have been provided adequate notice as required by the United States Federal Acquisition Regulations (“FAR”) and Defense Federal Acquisition Regulation Supplement (“DFARS”) that places such government customers and end users on notice that the Company Intellectual Property and the Company Products are only available as a

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commercial item as such term is understood under FAR and DFARS and that any software included with a Company Product is commercial computer software as such term is understood under FAR and DFARs.

(x)           No moral rights have been asserted or, to the Company’s Knowledge, are likely to be asserted which would affect the use of the Intellectual Property owned or used by the Company.

2.17           Protection of Personal Information; Information Technology Systems.

(a)           The Company has written privacy and security policies that govern its collection, storage, use, disclosure and transfer (including across national borders) of Personal Information that comply in all material respects with applicable Laws and the Company is in compliance in all material respects with its privacy and security policies and applicable Laws relating to Personal Information, including with respect to any Personal Information collected by the Company or by any third party having authorized access to the records of the Company. The Company has not collected any Personal Information from any third parties, except for Personal Information collected from Employees and vendors in the ordinary course of business and as a service provider for its respective customers pursuant to a Contract disclosed in Schedule 2.13(a)(xiii) of the Company Disclosure Schedule. All consents required by applicable Law to the collection, use or disclosure of Personal Information in connection with the conduct of the Business (including disclosure to Affiliates of the Company) have been obtained. The Company has not received any written claim or complaint regarding its collection, use or disclosure of Personal Information. As used in this Agreement, “Personal Information” means personally identifiable information in the possession or under the control of the Company regarding any Person, including financial information and protected health information (as such term is defined under HIPAA), the use or disclosure of which is protected by applicable Laws.

(b)           Without limiting the generality of the foregoing, the Company has complied in all material respects with all applicable Laws governing the use, disclosure, privacy and security of, and standard transactions related to, “protected health information” as defined under HIPAA. Whether acting a “covered entity”, “business associate”, or subcontractor to a “business associate”, in each case as defined under HIPAA, the Company has developed and implemented appropriate policies and procedures and training programs to comply with HIPAA and applicable state privacy and security laws. To the extent required by HIPAA, the Company has Business Associate Agreements in place with each of its customers and with each of its subcontractors and its other “business associates,” as defined under HIPAA, and each such Business Associate Agreement covers all applicable obligations of business associates and covered entities under HIPAA. The Company has not received from any governmental entity or any customer, subcontractor, or business associate of the Company, any written complaint, notice or other notification of a complaint regarding the Company’s compliance with HIPAA or any other Law applicable to Personal Information. Except as set forth on Schedule 2.17(b) of the Company Disclosure Schedule, the Company has not received written notice of, and otherwise has no Knowledge of, any complaints, breaches, non-permitted uses or disclosures, or other incidents of alleged compromises to the privacy or security of individually identifiable health information or other Personal Information. As used in this Agreement “HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), as in effect on the Agreement Date, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof, including all provisions that have been enacted as of the Agreement Date.

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(c)           There has been no material breach of security or other unauthorized access by third parties to the Personal Information in the Company’s possession, custody or control and there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company. With respect to all Personal Information gathered or accessed in the course of the operations of the Company, the Company has taken commercially reasonable steps, consistent with applicable Laws, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)           The Computer Systems adequately meet the data processing and other computing needs of the operations of the Company as presently conducted. The Computer Systems function, operate, process and compute substantially in accordance with all applicable and material Laws. The Company has measures in place, at least consistent with current industry standards and practices for a private company of the Company’s size, that are intended to ensure that the Computer Systems contain appropriate virus protection and that are measures intended to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to system programs and data files comprised by the Computer Systems, and, to the Knowledge of the Company, such measures have been and are being complied with in all material respects. The Company has and maintains all applicable accounts, passwords, encryption algorithms and programs or other access keys required by the Company and its Employees to access the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by the Company in connection with the operation of the business are reasonably protected in respect of known security breaches, at least in a manner consistent applicable Laws. The Company has and maintains back-up systems and disaster recovery and business continuity plans, at least consistent with current industry standards and practices for a private company of the Company’s size, and that are intended to reasonably address the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer System. The Company is, or on the Agreement Date will be (i) in possession of the object code and available user manuals for all third-party in-licensed software (other than off-the-shelf application software) which is used in the business and which is material to the Business (the “Application Software”); and (ii) either in the possession of, or a beneficiary under a source code escrow agreement or has or will have other conditional rights of access to the source code and all available documentation required for effective use of the Application Software. The Company has Made Available to Parent, copies of any source code escrow agreements relating to the Application Software, which copies are accurate and complete in all material respects.

2.18           Title to Assets; Liens. The Company owns outright and has good title to, or, in the case of leased properties and assets, has valid leasehold interests in, all of its assets and properties, including all of the Tangible Assets (collectively, the “Company Assets”), free and clear of any Lien, except for (a) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Interim Balance Sheet and (b) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, or for Taxes, fees, assessments or other governmental charges, all of which are not yet due and payable, and any and all Liens encumbering the underlying fee interest of the real property related to real property leases and all matters set forth in the real property leases (“Permitted Liens”). At the Effective Time, the Surviving LLC will own all right, title and interest in the Company Assets, free and clear of Liens except Permitted Liens.

2.19           Business Relationships; Resellers; Warranties.

(a)           Schedule 2.19(a) of the Company Disclosure Schedule sets forth a list of all current or former customers of the Company since January 1, 2013. To the Knowledge of the Company (a) all such customers will continue purchasing, without significant reductions, products and services from the Company and (b) all suppliers, vendors and service providers which are material to the

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Company will continue after the Closing to sell the products and provide the services to the Surviving LLC currently sold and provided by them. Except as set forth on Schedule 2.19(a) of the Company Disclosure Schedule, since December 31, 2013, no customer and no significant supplier, vendor or service provider (x) has terminated or, to the Knowledge of the Company threatened to terminate, its relationship with the Company, (y) has decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company, or (z) has materially changed or, to the Knowledge of the Company, threatened to change materially, its business relationship with the Company.

(b)           To the Company’s Knowledge, it has not sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s current and former customers or agreed to do any of the foregoing. Except for information made available to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company possesses or has any claims or rights with respect to use of such customer files and other customer information.

(c)           Since December 31, 2013, there have been no material claims against the Company alleging any material defects in the Company’s services or products, or alleging any failure of such products or services of the Company to meet applicable specifications, warranties or contractual commitments. To the Company’s Knowledge, the Company’s products and services are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments. The Company has no material liability or obligation (and to the Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair of any Company’s products or other damages in connection therewith, except for liabilities or obligations for replacement, repair or re-performance incurred in the ordinary course of business consistent with past practice or industry standards for which an adequate reserve has been made on the Interim Balance Sheet.  Except as expressly set forth on Schedule 2.19(c)(i) of the Company Disclosure Schedule, to the Company's Knowledge, none of the Services Agreements is a “loss contract” or other similar agreement (a “Loss Contract”) where, as of the Agreement Date, the expected cost to complete the agreement exceeds either (i) the fees and payments to be received by the Company pursuant to such agreement or (ii) the Company's budgeted expense to perform its obligations thereunder.

2.20           Employee Benefit Plans.

(a)           Schedule 2.20 of the Company Disclosure Schedule contains complete and accurate lists of all Employee Benefit Plans (as defined below) currently maintained or contributed to by the Company or any ERISA Affiliate (as defined below), or pursuant to which the Company has any Liability (“Company Benefit Plan”). For purposes of this Agreement, “Employee Benefit Plan” means (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) any other formal or informal, written or oral plan, program, agreement or any arrangement designed to provide employee benefits or compensation, including salary, wages (including commissions), insurance coverage, survivor benefits, severance benefits, disability benefits, deferred compensation, bonuses (discretionary or otherwise), stock options, stock purchase, phantom stock, stock appreciation or other forms of equity-based or incentive compensation or post-retirement or post-termination compensation, in each case relating to any Employee, or current or former consultant, member, partner or independent contractor of the Company or any ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation

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included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with the Company under Section 414(o) of the Code or Section 4001(b) of ERISA.

(b)           The Company has Made Available to Parent true, current, accurate and complete copies (as amended to date) of (i) each Company Benefit Plan that has been reduced to writing (and, with respect to any 401(k) Plan, all amendments to such plan currently in effect), (ii) an accurate summary of the material terms of each Company Benefit Plan that has not been reduced to writing, (iii) the summary plan description for each Company Benefit Plan required to have such summary pursuant to ERISA, (iv) for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter or exemption determination issued by the IRS, (v) for each Company Benefit Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Company Benefit Plan, and (vii) for each Company Benefit Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP), 402(g), 415 and top-heavy tests) for the most recent plan year.

(c)           There is no entity (other than the Company) that together with the Company would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either (i) has been determined to be so qualified by the IRS and has received a favorable determination letter from the IRS to that effect, or (ii) with respect to any Company Benefit Plan that is a standardized prototype plan, has been determined to be so qualified by the IRS and has received a favorable opinion letter from the IRS to that effect, and to the Knowledge of the Company, there are no current circumstances that should result in revocation of any such favorable determination letter or opinion letter.

(e)           Each Company Benefit Plan has been administered in all material respects in accordance with the terms of such plan and the provisions of any and all statutes, Orders or governmental rules or regulations, including ERISA, the Code, and HIPAA, and nothing has been done or not done with respect to any Company Benefit Plan that would reasonably be expected to result in any material Liability on the part of the Company under Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Company Benefit Plan, including Form 5500 series annual reports/returns, have been timely filed. All contributions, premiums and other amounts due to or in connection with each Company Benefit Plan under the terms of the Company Benefit Plan or applicable Law have been timely made, and provision has been made in the Interim Balance Sheet for such contributions, premiums and other amounts that were due as of the Interim Balance Sheet Date but were attributable to service before such date.

(f)           No Company Benefit Plan is or has been subject to Title IV of ERISA, Section 312 of the Code or Section 302 of ERISA. No Liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course).

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(g)           There is no pending or, to the Knowledge of the Company, threatened proceeding relating to any Company Benefit Plan, except for routine benefit claims. To the Knowledge of the Company, no fiduciary or any Person who is a party in interest in respect of a Company Benefit Plan within the meaning of Section 3(14) of ERISA has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the Agreement Date, would reasonably be expected to subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Sections 409, 502(i) or 502(1) of ERISA or a material violation of Section 406 of ERISA.

(h)           Except as otherwise disclosed on Schedule 2.20(h), and except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, or applicable state and foreign laws, there are no obligations under any Company Benefit Plan providing welfare benefits after termination of employment.

(i)           Except as otherwise disclosed on Schedule 2.20(i), each Company Benefit Plan can be amended, modified or terminated without advance notice to or consent by any Employee or beneficiary, and without liability for any payment or penalty. Neither the Company nor any ERISA Affiliate (i) has undertaken to maintain a Company Benefit Plan for any period of time, or (ii) has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of Employee Benefit Plan.

(j)           Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any: (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, (iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or (iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.

(k)           Except as otherwise disclosed on Schedule 2.20(k) of the Company Disclosure Schedule, no Employee of, consultant to, or other provider of services to the Company or any ERISA Affiliate will be entitled to any additional benefit or the acceleration of the payment or vesting of any benefit under any Company Benefit Plan by reason of the Merger or any of the other Transactions.

(l)           The Company is not a party to any contract or agreement, plan, or arrangement, including this Agreement, that, individually or collectively with other agreements, and taking into account any transactions or payments contemplated by this Agreement, would reasonably be expected to give rise to the payment to any Person of any amount that would not be deductible by the Company by reason of Section 280G of the Code. The Company has no obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code.

(m)           To the Knowledge of the Company, the Company has no material Liability, including under a Company Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an Employee, or vice-versa.

(n)           Each of the Employee Benefit Plans that constitutes in any way a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with a good faith, reasonable interpretation of Section 409A of the Code and applicable guidance thereunder, including but not limited the final regulations promulgated thereunder, since the inception of Section 409A of the Code. Any amounts paid or payable pursuant to each plan, program,

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agreement or other arrangement subject to Section 409A of the Code, including the Deferred Compensation to the extent applicable, is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code.  The Company does not have any obligation to indemnify any person for any liability that results from the failure to comply with the requirements of Section 409A of the Code, and does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

2.21           Employment Matters.

(a)           Schedule 2.21(a)(i) of the Company Disclosure Schedule lists the name, title, location and date of hire of: (i) each current Employee of the Company, (ii) each current consultant or independent contractor of the Company, (iii) each person who has accepted an offer of employment or to whom such an offer is outstanding, (iv) the rate of compensation and a description of any contingent compensation of each individual disclosed in (i), (ii) and (iii), and (v) whether each individual disclosed in (i), (ii) and (iii) has executed the Company’s standard form proprietary information, assignment of inventions and confidentiality agreement attached as Schedule 2.21(a)(ii). Except as otherwise disclosed on Schedule 2.21(a)(i) of the Company Disclosure Schedule, the employment of all Employees of the Company is “at will” and may be terminated by the Surviving LLC without payment of any severance or other compensation other than accrued compensation. The Company has Made Available to Buyer accurate and complete records of service credit of all Employees and other persons subject to any Employee Benefit Plan. The Company has not, and, to the Company’s Knowledge, no other Person (other than Buyer and its Affiliates) has, (i) entered into any agreement that obligates or purports to obligate the Company or Buyer to make an offer of employment to any Employee, consultant or independent contractor of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the Company of any terms or conditions of employment with Buyer following the Closing. A copy of each Employment Agreement in effect and any amendment thereto has been delivered to Parent.

(b)           Schedule 2.21(b) of the Company Disclosure Schedule sets forth (a) each plan, Contract, scheme or Company Benefit Plan (i) pursuant to which any amounts may become payable (whether currently or in the future, either automatically or in connection with a change in employment or other circumstance) to any Employee of, consultant to, or other provider of services to the Company or any ERISA Affiliate, as a result of or in connection with the Transactions, or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, in each case including any such plan, scheme, Contract or Company Benefit Plan with respect to which any of the Transactions constitutes a partial or “single trigger” of a “double trigger” arrangement.

(c)           The Company (i) is and has at all times been in compliance in all material respects with all applicable Laws respecting Employees, consultants, independent contractors, employment, employment practices, employee classification under the Fair Labor Standards Act of 1938, as amended (and any similar applicable Law of any state or jurisdiction), terms and conditions of employment and wages and hours, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees other than routine payments to be made in the normal course of business and consistent with past practice as reflected in the Financial Statements.

(d)           No work stoppage or labor strike is pending against the Company or, to the Knowledge of the Company, threatened, and to the Company’s Knowledge, no event has occurred or

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circumstances exist or existed that could provide a reasonable basis for any work stoppage or other labor dispute. There is and has been no lockout of any Employees and no such action is contemplated by the Company. The Company is not involved in or, to the Knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or comparable activity proscribed by foreign Law. The Company is not presently, nor has it been in the past, a party to, or bound by (i) any collective bargaining agreement or union contract (and no collective bargaining agreement is being negotiated by the Company) or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to any corporate matter, including the Transactions.

(e)           To the Knowledge of the Company, (i) no Employee of or consultant to the Company is, and no former Employee or consultant was during the term of his or her service, in violation of any term of any employment contract, intellectual property disclosure agreement, non-competition agreement, or any restrictive covenant (A) to a former employer relating to the right of any such Employee or consultant to be employed by or to consult with the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or (B) relating to the use of trade secrets or proprietary information of others, and (ii) no Employee of the Company listed on Schedule 2.21(a) of the Company Disclosure Schedule has given notice of his or her present intent to terminate his or her employment with the Company, either presently or as a result of or in connection with the Transactions.

(f)           Within the past three (3) years, there are, and have been, no investigations, charges or other claims of employment discrimination pending or, to the Company’s Knowledge, filed or threatened against the Company at the Equal Employment Opportunity Commission or any comparable local or state human rights agency.

(g)           Within the past three (3) years, there are, and have been, no investigations, charges or other claims pending or, to the Company’s Knowledge, filed or threatened against the Company by the U.S. Department of Labor or comparable state agency regarding wage and hour issues, the Fair Labor Standards Act or the Family and Medical Leave Act.

(h)           There are, and have been, no occupational health and safety investigations, charges or other claims pending against the Company brought by an Employee, former Employee, the Occupational Safety and Health Administration or any local, state or foreign equivalent, and, to the Company’s Knowledge, there have been no such filed or threatened claims.

(i)           The Company has not effectuated either (i) a “plant closing” (as defined in the federal WARN Act and/or an equivalent state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the federal WARN Act and/or an equivalent state or local Law) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law and none of the Employees of the Company has suffered an “employment loss” (as defined in the federal WARN Act) during the six months prior to the Agreement Date.

(j)           The Company currently is, and at all times has been, in compliance with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder.

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(k)           Neither the Company nor ERISA Affiliate has any “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by the Company as Employees.

2.22           Insurance. Schedule 2.22 of the Company Disclosure Schedule sets forth a list of all policies or binders of fire, theft, general liability, product liability, professional liability, worker’s compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company, and of all life insurance policies maintained on the lives of any of their Employees, specifying the type and amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”). True, correct and complete copies of all Insurance Policies have been previously Made Available to Parent. The Insurance Policies are in full force and effect and are valid and enforceable in accordance with their terms. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under any of the Insurance Policies. The Company has no outstanding claim or any dispute with any insurance carrier regarding claims, settlements or premiums. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

2.23           Brokers. Except for Waterfront Capital, Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company or any of its Securityholders in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

2.24           Environmental Compliance. The Company’s use of the Leased Premises and its assets, the occupancy and operation thereof by the Company, and the conduct of the Company’s operations and business, are in compliance in all material respects with all applicable Laws relating to pollution, environmental protection, hazardous substances and related environmental matters. The Company has not received any written notice from any Governmental Entity or any other Person of any alleged violation or noncompliance of such Laws. To the Company’s Knowledge, there is no liability attaching to the Company or such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site occurring prior to the Closing or existing as of the Closing. For purposes of this Section 2.24, “hazardous substance” means any substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable federal, state or local environmental law, statute, ordinance, rule or regulation. This Section 2.24 represents the Company’s sole representations and warranties related to environmental matters.

2.25           Unlawful Payments. Neither the Company nor, to the Knowledge of the Company, any of its agents, Employees or other persons acting on behalf of the Company has, in violation of applicable United States or non-United States Law: (a) used any corporate or other funds for contributions, payments, gifts, or entertainment, (b) made any unlawful expenditures relating to political activity to government officials or others, (c) established or maintained or failed to record any funds or accounts, (d) accepted or received any contributions, payments gifts or expenditures, (e) made any offer, payment or promise to pay any money or to make any gift to any official or employee of a Governmental Entity or any political party or official thereof or any candidate for political office, or (f) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.  To the Company’s Knowledge, the Company is (i) not under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law, (ii) has not been assessed civil penalties under any Law referenced in subclause (i) of this sentence, and (iii) has not had any of its funds seized or forfeited in an action under any Law referenced in subclause (i) of this sentence.

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2.26           Related Party Transactions. Except as set forth on Schedule 2.26 of the Company Disclosure Schedule and the Company Operating Agreement, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors or Securityholders, or any of their respective relatives or Affiliates, other than (i) the compensation disclosed with respect to Employees on Schedule 2.21(a)(i) of the Company Disclosure Schedule, (ii) contracts involving the purchase of any Company Security from the Company by such Person identified on Schedule 2.2(a)(i) of the Company Disclosure Schedule and contracts involving the grant by the Company to such Person of Purchase Rights identified on Schedule 2.2(b)(i) of the Company Disclosure Schedule, (iii) at-will employee offer letters and (iv) the agreements set forth on Schedule 9.8 of the Company Disclosure Schedule; (b) none of such Persons is indebted to the Company, or, to the Company’s Knowledge, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company; and (c) none of the Company’s officers, directors or Securityholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of the Company, or any supplier, distributor or customer of the Company.

2.27           Bank and Brokerage Accounts; Powers of Attorney. Schedule 2.27 of the Company Disclosure Schedule (a) identifies all bank and brokerage accounts used in connection with the operations of the Company, whether or not such accounts are held in the name of the Company and lists the respective signatories therefor and (b) lists the names of all persons holding a power of attorney from the Company and a summary statement of the terms thereof.

2.28           Applicability of HSR Act.  The Company is its own “Ultimate Parent Entity”, as that term is defined in 16 C.F.R. 801.1(a)(3).

2.29           Indemnity Claims.  There is no claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against or relating to any director or officer of the Company in respect of which the director or officer could be entitled to claim an indemnity from the Company, either pursuant to the Company Certificate of Formation or the Company Operating Agreement or otherwise, before or by any Governmental Entity or other third party nor to the Company’s Knowledge are there any events or circumstances which would reasonably be expected to give rise to any such claim, action, proceeding or investigation

2.30           Rights to Acquire.  Other than this Agreement, the Company is not a party to any, and to the Company’s Knowledge there is no, agreement, contract, arrangement or understanding granting any rights of first refusal, option, rights of prior notice, or rights of first negotiations to acquire any material assets of the Company or to effectuate a merger, consolidation, reorganization or other type of business combination with or sale of the equity of the Company.

2.31           Full Disclosure. Neither this Agreement (including the Company Disclosure Schedule, the exhibits hereto), nor the Ancillary Agreements, nor any other document or certificate delivered by the Company to Parent, Buyer or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to the Knowledge of the Company, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.32           Government Grants. The Company does not currently have any pending or outstanding grants, incentives, benefits, qualifications or subsidies from any Governmental Entity (collectively, “Government Grants”) and no Government Grant has previously been granted to the Company.  Neither the Company nor any of agents, contractor, vendors, licensors or otherwise has developed any Intellectual

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Property to which the Company has any rights, through the application of any financing made available by any Government Grants, and no Company Owned Intellectual Property is subject to any assignment, grant-back, license or other right of any Governmental Entity as a result of any Government Grants.

2.33           Referral Agreements.  Schedule 2.33 sets forth each lead referral agreement, customer or business referral agreement, partner agreement, teaming agreement, or other similar Contract (a “Referral Agreement”) to which the Company is a party or is otherwise bound, which provides for the payment of referral or other similar fees to or by the Company and sets forth a true and correct list of each customer or potential customer of the Company where such Referral Agreement is applicable.

2.34           Exclusivity of Representations.  The Company has not made any representations or warranties, express or implied, of any nature whatsoever relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in (i) this SECTION 2, (ii) any Ancillary Agreement, or (iii) any certificate, document or other instrument delivered pursuant hereto.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant to the Company that:

3.1           Organization; Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has all requisite corporate or limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which Parent and Buyer are parties, as applicable, and to perform fully its obligations hereunder and thereunder and to consummate the Transactions.

3.2           Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which Parent and Buyer are parties, as applicable, the performance of the obligations hereunder and thereunder and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Buyer, respectively. This Agreement has been, and the Ancillary Agreements to which Parent and Buyer are parties, as applicable, will have been, duly executed and delivered by each of Parent and Buyer, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which Parent and Buyer, as the case may be, may be a party, by the Company, this Agreement constitutes, and the Ancillary Agreements will constitute, the valid and binding obligation of Parent or Buyer, as the case may be, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.3           No Breach; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Buyer is a party, and the consummation of the Transactions by Parent and Buyer, do not and, with or without notice or the lapse of time or both, will not (a) violate any provision of the Articles of Organization or bylaws of Parent or the certificate of formation or operating agreement of Buyer; (b) violate any Order of any Governmental Entity against, or binding upon, Parent or Buyer; (c) violate any statute, Law or regulation; (d) violate any Permit of Parent or Buyer; or (e) require on the part of Parent or Buyer the making or obtaining any Consent of any Governmental Entity or of any other Person other than such (i) such consents, approvals, orders, authorizations, registrations,

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declarations, filings and notices as may be required under applicable securities Laws, and (ii) and the filing of the Certificate of Merger under the LLC Act.

3.4           Actions and Proceedings. There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending to the knowledge of Parent or Buyer, threatened against or involving Parent or Buyer or any of its respective directors, officers or employees in their capacities as such that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.

3.5           Brokers. No broker, finder, agent or similar intermediary has acted on behalf of Parent or Buyer in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

3.6           Adequacy of Funds. Buyer will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement, including the obligation to pay the Merger Consideration in accordance herewith.

3.7           Reliance. Neither Parent nor Buyer has relied on and is not relying on any representations or warranties regarding the Company or the Business other than those representations and warranties expressly set forth in this Agreement , any Ancillary Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement.

SECTION 4

COVENANTS OF THE COMPANY

4.1           Conduct of the Business. Unless otherwise approved in writing by Buyer, the Company will comply with the following covenants until the earlier of the Effective Time and the termination of this Agreement.

(a)           The Company will:

(i)           maintain its legal existence;

(ii)           use all commercially reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(iii)           use all commercially reasonable efforts to keep available to services of present Employees, consultants and independent contractors, in each case in accordance with past practice, it being understood that termination of Employees, consultants and independent contractors with poor performance or for cause shall not constitute a violation of this covenant;

(iv)           conduct its business only in the ordinary course (including the collection of receivables and the payment of payables and capital expenditures) and use commercially reasonable efforts to duly and timely file all Tax Returns or reports required to be filed with the applicable tax authorities and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);

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(v)           keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect on the Agreement Date;

(vi)           use all commercially reasonable efforts to preserve and protect the Company Intellectual Property; and

(vii)           use all commercially reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b)           The Company will not:

(i)           change its method of management or operations in any material respect;

(ii)           dispose, acquire or license any assets or properties, or make any commitment to do so, other than in the ordinary course of business;

(iii)           (A) incur any obligation or liability other than (1) in the ordinary course of business or (2) for Transaction Expenses, (B) incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or (C) subject any of its properties or assets to any Lien other than Permitted Liens, in each case other than in the ordinary course of business;

(iv)           prepay any Change in Control Payments or Transaction Expenses;

(v)           modify, amend, cancel or terminate any Material Contract or any Company Benefit Plan;

(vi)           make any change in the compensation paid or payable to any Employee, manager or consultant as shown or as would be required to be shown on Schedule 2.21(a) of the Company Disclosure Schedule or make any change in the fringe benefits of any Employee;

(vii)           promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Company management or Employee;

(viii)           other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be cancelled without penalties by the Company upon notice of thirty (30) days or less;

(ix)           (A) sell, assign, lease, terminate, abandon, transfer or otherwise dispose of or grant any security interest in and to any item of Company Intellectual Property, in whole or in part, (B) grant any license with respect to any Company Intellectual Property, other than license of Company Products to customers and resellers of the Company to whom the Company licenses such Company Products in the ordinary course of business, (C) develop, create or invent any Intellectual Property jointly with any third party, (D) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof or (E) allow any Company Intellectual Property owned by the Company to become abandoned, dedicated, disclaimed, or lapse, provided that the Company shall not be required to make any filings,

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registrations or take any prosecution actions with respect to such Company Intellectual Property that it would not take in the ordinary course of business consistent with past practice;

(x)           enter into any contract or agreement which would otherwise be considered a Material Contract other than contracts or agreements with customers and resellers to whom the Company licenses Company Products in the ordinary course of business;

(xi)           make or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, grant, issuance, repricing, split, combination or other transaction involving the Company Securities (other than in the connection with the exercise of Purchase Rights outstanding as of the Agreement Date), or any preemptive right, subscription right, option, warrant or right to acquire any such units or equity securities; provided, however, the Company may use up to 50% of its Unrestricted Cash to pay all or a portion of the Aggregate Preferred Dividends (the amount actually used for such purpose, the “Dividend Prepayment”).

(xii)           accelerate the collection of any accounts receivable, fail to pay, or delay in paying accounts payable when due (except any account payable being disputed in good faith), or otherwise make any change in or otherwise deviate from its accounting practices or procedures;

(xiii)           except as otherwise required by applicable Law, change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund, prepare any Tax Returns in a manner inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns or incur any material liability for Taxes other than in the ordinary course of business;

(xiv)           change its customer pricing or offer any rebates, discounts or promotions, other than in the ordinary course of business;

(xv)           acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xvi)           cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value;

(xvii)           amend the Company Certificate of Formation or Company Operating Agreement, other than as contemplated by the Operating Agreement Amendment;

(xviii)           make any capital expenditures that, individually or in the aggregate, exceed $50,000; or

(xix)           commit to do any of the foregoing referred to in clauses (i) - (xviii).

4.2           Access. Until the Closing Date, upon reasonable notice to Ryan Caplan or Eric Smith and the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed (where an e-mail granting such request sent by either Ryan Caplan or Eric Smith to any employee or representative of Buyer or Parent shall be deemed to constitute written consent hereunder), the Company will permit Parent and Buyer, at their cost and expense, and their legal counsel and other representatives, during normal business hours, access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and (b) any Employees, advisors, consultants, other personnel, customers,

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service providers, vendors or suppliers of, or others having material business relations with, the Company; provided that Parent and Buyer agree that such access will give due regard to minimizing interference with the operations and activities of the Company. Until the Closing Date, the Company will furnish promptly to Parent and Buyer such additional data and other information as to its affairs, assets, business, properties, prospects, finances, customers, products, services, ongoing disputes, litigation, technology, personnel and other information regarding the Company as Parent and Buyer or their legal counsel and other representatives may from time to time reasonably request. Notwithstanding anything to the contrary in this Section 4.2, nothing shall require the Company to disclose any information if such disclosure would (x) reasonably be expected to result in competitive harm to it if the transactions contemplated by this Agreement were not consummated, (y) violate the maintenance of attorney-client or other legal privileges or doctrines or (iii) be in violation of applicable Law. Each of Buyer and Parent will hold and will cause its representatives and Affiliates to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement.

4.3           Member Approval.

(a)           To the extent not obtained prior to the Agreement Date, the Company will, as soon as practicable following the execution of this Agreement, but in any event no more than twenty-four (24) hours following the Agreement Date, obtain executed written consents from the members of the Company holding no less than ninety percent (90%) of the total number of issued and outstanding Class A Units and Preferred Units on an as converted to Class A Units basis, voting together as a single class, and from the members of the Company holding at least a majority of the total number of issued and outstanding Preferred Units, voting as a separate class, in each case, approving this Agreement and the Transactions (including the Merger and the Company Operating Agreement Amendment (the “Member Approval”)), and the Company shall deliver executed copies of such members’ consents to Parent (the “Member Consent”). The Company shall take all action as required under all applicable Laws and the Company Operating Agreement to give notice of and provide other appropriate documents to the Members whose approval was not obtained as described in this Section 4.3(a). The Member Consents shall specify that adoption of this Agreement and the Company Operating Agreement Amendment shall constitute approval by the Members of: (i) the escrow and indemnification obligations of such Securityholders set forth in SECTION 1 and SECTION 11 hereof and the deposit of the Escrow Amount with the Escrow Agreement and (ii) the appointment of Cedar Holder Representative, LLC as the Securityholder Representative, with the rights and responsibilities set forth in this Agreement.

(b)           The Company will prepare a notice of the adoption of the Transactions (the “Member Notice”) and will (i) provide the Member Notice to all Members that did not deliver a Member Consent, pursuant to and in accordance with LLC Act and the Company Operating Agreement; and (ii) provide a summary description of this Agreement, the Company Operating Agreement Amendment and the Transactions, including the obligations of the Securityholders hereunder. The Member Notice shall be subject to review and reasonable approval by Parent.

4.4           Efforts; Cooperation.

(a)           The Company will use all commercially reasonable efforts to cause the conditions specified in SECTION 8 (Condition to Each Party’s Obligation to Close) and SECTION 9 (Conditions to the Obligation of Parent and Buyer to Close) to be satisfied as soon as practicable.

(b)           The Company will use all commercially reasonable efforts to obtain the Required Consents and the consents set forth on Schedule 4.4(b), it being understood that obtaining any consents other than the Required Consents is not a condition to Closing under this Agreement.

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(c)           Should any Person require as a condition to it consenting to the Transactions or otherwise providing a Required Consent, (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or contract, or (ii) any new material terms to any authorization, certification, franchise, license, permit or contract, the Company shall not agree to the same without the prior written approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Any fee or other cost required to be incurred to obtain any Required Consent shall be borne by the Company or, if required to paid after the Closing, the Escrow Participants.

4.5           Nonsolicitation.

(a)           Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement, none of the Company nor any of its respective managers, members, Employees, unit holders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Parent, Buyer and their designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Securityholder or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company, or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Transactions (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or knowingly encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b)           Until the earlier of the Effective Time and the date of termination of this Agreement, if the Company or any Representative receives an inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, each of the Company and such party shall (i) promptly notify Parent of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 4.5; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to Parent a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep Parent reasonably informed of the status thereof.

4.6           Confidentiality; Non-Disparagement; Potential Buyers.

(a)           Prior to the Closing, the Company shall abide by the terms of the Confidentiality Agreement. At all times following the Closing, no member of the Company Board or Member, other than any Member owning less than two percent (2%) of the Company Securities who is not also a current Employee of the Company, (a “Key Holder”) shall:

(i)           directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to Buyer, the Surviving LLC, the Company, or the Business, including information of others that Parent, Buyer, the Surviving LLC, the Company has agreed to keep confidential, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Key Holders, (ii) as required in connection with the performance of such Key Holder’s duties as an employee of the Surviving LLC, if applicable, and (iii) to the extent that disclosure of such information is required by law or legal process (but only after the Key Holder

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has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure); or

(ii)           make any disparaging statements regarding the Company, the Surviving LLC, Parent, any of their respective Affiliates or the Business.

(b)           The Company shall prepare a written notice to each Potential Buyer in form and substance reasonably acceptable to Buyer, which shall include a request for such Potential Buyer to immediately destroy or return to the Company any confidential information of the Company, for distribution immediately following the Closing.  For the avoidance of doubt, the Company shall not be required to disclose the identity of any Potential Buyer to Parent or Buyer prior to the Closing.

4.7           Injunctive Relief. The Company acknowledges that any breach or threatened breach of the provisions of Section 4.5 (Nonsolicitation) or Section 4.6 (Confidentiality; Non-Disparagement; Potential Buyers) of this Agreement will cause irreparable injury to Parent, Buyer, the Surviving LLC and/or the Company for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Parent and Buyer (in the case of Section 4.5 (Nonsolicitation)) and Parent, Buyer, the Surviving LLC and/or the Company (in the case of Section 4.6 (Confidentiality; Non-Disparagement; Potential Buyers)) shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Company from committing such breach or threatened breach. The right provided under this Section 4.7 shall be in addition to, and not in lieu of, any other rights and remedies available to Parent, Buyer, the Surviving LLC or the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or by any of its respective Representatives shall be deemed to be a breach of this Agreement by the Company.

4.8           Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, with respect to Buyer or any of its Affiliates, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third-party representatives of Parent, Buyer, the Company or any of its respective Affiliates) (other than any filing by Parent or any of its Affiliates with the Securities and Exchange Commission or other Governmental Entity as required by applicable Law or any communications with any Securityholder and third parties to obtain the consents and approvals required under this Agreement and applicable Law), whether before or after the Closing, unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed; provided, further that in no event shall any party or Representative make any such disclosure prior to Parent issuing a press release publicly announcing this Agreement. Notwithstanding the immediately preceding sentence, in the event that either Parent (or any Affiliate thereof) or the Company (or any of its respective Affiliates) is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

4.9           Termination of Company Equity Plan and Company Warrants. The Company will use its reasonable best efforts to arrange for the termination of (i) the Company Equity Plan, (ii) all Company Phantom Units, and (iii) all Company Warrants, contingent upon the Closing and automatically effective as of the immediately prior to the Effective Time, including delivery of all applicable Letters of Transmittal in respect thereof.

4.10           Company Operating Agreement Amendment. The Company shall use its commercially reasonable efforts to cause, prior to the Effective Time, the Company Operating Agreement Amendment

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to be duly authorized and approved by the Members in compliance with the Company’s Operating Agreement and the LLC Act, so that it is in full force and effect under the LLC Act prior to the Effective Time.

4.11           Resignation of Officers and Directors. The Company shall obtain the resignations of all members of the Company Board and all officers of the Company effective as of the Closing.

SECTION 5

COVENANTS OF PARENT AND BUYER

5.1           Representations and Warranties.  Until the earlier of the Effective Time and termination of this Agreement, neither of Parent or Buyer will take any action that would cause any of the representations and warranties made by Parent or Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.2           Efforts. Pending the Closing, each of Parent and Buyer will use all reasonable efforts to cause the conditions specified in SECTION 8 (Conditions to Each Party’s Obligation to Close) and SECTION 10 (Conditions to Company’s Obligation to Close) to be satisfied as soon as practicable.

5.3           Confidentiality; Non-Disparagement. Prior to the earlier of the termination of this Agreement or the Effective Time, each of Parent and Buyer shall abide by the terms of the Confidentiality Agreement and refrain from publicly making any disparaging statements regarding the Company and any of its Affiliates or the Business.

5.4           Director and Officer Indemnification.

(a)           Parent agrees that, for a period of six (6) years from and after the Effective Time, (i) all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Company Operating Agreement and to the extent permitted by applicable Law, and solely in their capacity as such (and not as a Securityholder) (the “Company Indemnitees”), in each case as in effect on the date of this Agreement shall continue in full force and effect in accordance with their respective terms, and (ii) the Surviving LLC or its successor shall, and Parent shall cause the Surviving LLC or its successor to, fulfill and honor in all respects all such rights to indemnification, advancement of expenses and exculpation by the Company in favor of the Company Indemnitees described above in clause (i) of this Section 5.4(a).

(b)           Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The entire cost of the Company D&O Tail Policy, including any and all premiums, expenses, fees and other costs, will be treated as a Transaction Expense hereunder. Prior to the Closing, the Company shall deliver to Parent evidence of the amount of all such costs, including a statement from the insurance carrier that such costs represent any and all costs due or to become due in connection with such Company D&O Tail Policy. If the Merger is consummated, then Parent shall maintain the Company D&O Tail Policy in full force and effect, and continue to honor the obligations

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thereunder, provided the obligations contained in this sentence shall not require Parent to incur any expenses in connection therewith.

(c)           The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs, personal representatives, successors and assigns. No party to this Agreement shall take any action as to materially and adversely affect any Company Indemnitees to whom this Section 5.4 applies without the prior written consent of such Company Indemnitee.

(d)           In the event Parent, Buyer, the Surviving LLC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, Buyer, or the Surviving LLC, as the case may be, assume the obligations set forth in this Section 5.4.

5.5           Payment of Deferred Compensation. Promptly following the Effective Time, the Surviving LLC shall pay the Deferred Compensation amounts set forth on the Allocation Certificate to the applicable third parties.

5.6           Employment and Benefits Arrangements.

(a)           Continuing Employees shall receive standard employee benefits offered by Parent to its employees of comparable status; provided that, until such time as Continuing Employees participate in employee benefit plans provided by the Buyer and its Affiliates from time to time, the Continuing Employees shall continue to participate in the Company Benefit Plans.

(b)           Buyer shall or shall cause the Surviving LLC to recognize as of the Closing all accrued but unused vacation and sick pay of the Employees on Schedule 5.6(b); provided, such time shall be utilized by such Employee prior to the end of Parent’s current fiscal year. For purposes of eligibility and vesting under the employee benefit plans of the Buyer and their respective Affiliates providing benefits to any Continuing Employees after the Closing other than the Company Benefit Plans (the “New Plans”), and for purposes of accrual of vacation and severance benefits under applicable New Plans, each Continuing Employee shall be credited with his or her years of service recognized by the Company before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan to the extent permitted by law. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the Buyer shall take commercially reasonable efforts to: (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the plan year in which the Closing occurs to be taken into account under any corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been incurred under and in accordance with such New Plan.

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(c)           Neither Parent nor Buyer is under any obligation to retain any Employee, independent contractor or consultant, or provide any Employee, independent contractor or consultant with any particular benefits.

(d)           This Section 5.6 is not intended to amend any benefit plans or programs of Parent or Buyer.

5.7           Retention Amount. Parent shall allocate to the Continuing Employees set forth on Schedule 5.7, the amount set forth next to such Continuing Employees name, which amount shall be payable at such times, in such amounts and upon satisfaction of such conditions as are set forth on Schedule 5.7; provided, however, that to the extent the aggregate amount of the allocations made to such Continuing Employees on Schedule 5.7 as of the date hereof is less than the amount of the Retention Pool, Parent and the Securityholder Representative shall allocate the balance of the Retention Pool, to such Continuing Employees, in such amounts and upon satisfaction of such conditions as Parent and the Securityholder Representative mutually agree, each acting reasonably, and Schedule 5.7 shall be amended in writing accordingly.  Notwithstanding anything herein to the contrary, to the extent any amount payable to a Continuing Employee is not paid to such Continuing Employee as a result of the failure of any condition set forth on Schedule 5.7, such unpaid amount shall be forfeited and shall not thereafter be payable to any Person.

SECTION 6

TAX COVENANTS

6.1           Consistent Tax Reporting. Buyer, the Members, the Company, the Surviving LLC and Parent agree and acknowledge that the Merger will (i) constitute a transaction governed by IRS Revenue Ruling 99-6, 1991-1 C.B. 432 (situation 2), for U.S. federal income tax purposes, (ii) result in the termination of the Company pursuant to Section 708(b)(1)(A) of the Code for U.S. federal income tax purposes (but not under the Delaware Limited Liability Company Act) and (iii) result in the taxable year of the Company ending on the Closing Date.  None of  Buyer, the Members, the Company, the Surviving LLC or Parent shall take a position or file a Tax Return that is inconsistent with such Tax treatment, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or foreign Law.

6.2           Tax Periods Ending on or Before the Closing Date. The Securityholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. The Securityholder Representative shall permit Parent to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Parent to the extent such revisions are consistent with applicable Law. Parent, Buyer, the Surviving LLC and their respective Affiliates shall not amend any Tax Return for any Pre-Closing Tax Period, file any Tax Return for any Pre-Closing Tax Period in a jurisdiction in which the Company did not previously file, or extend the statute of limitations period in respect of any such Tax Return, without the written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, unless such amendment, filing, or extension is required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or foreign Law. Parent, Buyer, the Surviving LLC and their respective Affiliates shall not make, change or revoke any Tax election that would result in an increase to the amounts owed by the Members under this Agreement without the written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, unless making, changing or revoking such election is required pursuant

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to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or foreign Law. The Company shall not, and Parent, Buyer, the Surviving LLC and their respective Affiliates shall not cause the Company or the Surviving LLC to, take any action on or after the Closing outside the ordinary course of business that would increase the liability of the Members for Taxes of the Company under this Agreement, except as required by applicable Law.  All Tax Returns to be prepared by the Securityholder Representative pursuant to this Section 6.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law. The Members shall be responsible for, and shall pay, all Taxes of the Company for all Pre-Closing Taxable Periods, including Taxes resulting from any Contest. Such payments shall be made no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant tax authority. The parties hereto agree and acknowledge that all deductions (if any) relating to the payment of Company Debt, Transaction Expenses, Change in Control Payments (and related payroll Taxes), and payments to each holder of Company Phantom Units with respect to such Company Phantom Units (and related payroll Taxes) shall be reported on the federal income Tax Return of the Company for the period ending on the Closing Date, unless otherwise required to be reported pursuant to applicable Law.

6.3           Tax Periods Beginning or Ending After the Closing Date.

(a)           The Surviving LLC shall cause to be prepared and filed any Tax Returns of the Surviving LLC for any taxable periods beginning after the Closing Date (each such period, a “Post-Closing Taxable Period”), and for all taxable periods of the Company (or Surviving LLC, as applicable) that begin before, but end after, the Closing Date (each such period, a “Straddle Period”). The Surviving LLC shall permit Securityholder Representative to review and comment on each Tax Return in respect of a Straddle Period at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Securityholder Representative to the extent such revisions are consistent with applicable Law and would impact the liability of the Members for Taxes of the Company under this Agreement. The Members shall be responsible for all Taxes of a Straddle Period that relate to the portion of such period ending on the Closing Date, including Taxes resulting from any Contest, as determined under this Section 6.3, and shall pay to (or as directed by) the Surviving LLC amounts equal to such Taxes. Such payments shall be made in each applicable case by no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant Tax authority.

(b)           For purposes of this Section 6.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (a) in the case of any property Taxes and Taxes other than Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date. Any credits relating a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.

6.4           Cooperation on Tax Matters.

(a)           Parent, Buyer, the Surviving LLC, the Members and the Securityholder Representative shall cooperate fully, to the extent reasonably requested by the others, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in connection with the filing of Tax Returns pursuant to Sections 6.2 (Tax Periods Ending on or Before the Closing Date) and 6.3 (Tax Periods Beginning or Ending After the Closing Date) or otherwise, and any audit, examination, litigation, or other proceeding with respect to Taxes (each, a

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“Contest”) and will provide prompt written notice thereof. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)           The Members and the Securityholder Representative agree that all books and records in their possession with respect to Tax matters pertinent to the Company and the Surviving LLC are the property of the Company and, subsequent to the Effective Time, the Surviving LLC. The Members shall deliver all such books and records to the Company prior to Closing; provided, however, the Securityholder Representative shall be permitted to retain copies of such books and records. After the Closing the Surviving LLC shall make available to the Securityholder Representative such books and records to the extent reasonably necessary for the Securityholder Representative’s filing of Tax Returns pursuant to Section 6.2 (Tax Periods Ending on or Before the Closing Date) or for any other reasonable purpose related to the Members’ ownership of the Company prior to the Closing, provided, however that in no event will any Member be entitled to information under this Section in connection with any litigation or dispute among the parties.

(c)           If requested by Parent, the Company, the Members and the Securityholder Representative will cooperate with Parent to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company or the Surviving LLC (including, but not limited to, with respect to the Transactions contemplated hereby).

(d)           Parent, Buyer, the Company, the Surviving LLC, the Members and the Securityholder Representative further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.5           Control of Audits. After the Closing Date, except as set forth in this Section 6.5, the Surviving LLC shall control the conduct, through counsel of its own choosing, of any Contest involving any asserted Tax liability or refund with respect to the Surviving LLC or the Company; provided, however, that the Surviving LLC shall provide prompt written notice to the Securityholder Representative upon its first learning of any such asserted Tax liability or refund and (provided, that any failure to give, or delay in giving, such notice shall not relieve any Securityholder from its indemnification obligations hereunder except to the extent that it was materially adversely prejudiced thereby) and shall not settle or otherwise compromise any Contest involving any asserted Tax liability for which the Members would be responsible or refund which the Members would be entitled to receive pursuant to the terms of this Agreement without the prior written consent of the Securityholder Representative, not to be unreasonably withheld, conditioned or delayed. In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods (or solely the portion of a Straddle Period ending on the Closing Date) if the Securityholder Representative, following receipt of notice from the Surviving LLC as provided above, has previously provided written notice to the Surviving LLC that Securityholders are responsible for any amount assessed pursuant to the Contest, the Securityholder Representative shall control the conduct of such Contest, but the Surviving LLC shall have the right to participate in such Contest at its own expense with counsel of its choosing, and neither the Members nor the Securityholder Representative shall settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Surviving LLC for any taxable period (or portion thereof) after the Closing Date without the written consent of the Surviving LLC (not to be unreasonably withheld, conditioned or delayed); provided that, if the Securityholder Representative declines to assume control of the conduct of any such Contest or fails or is failing to diligently respond to, control or defend against such Contest, in each case, within 15 days following the receipt by the Securityholder Representative of notice of such Contest, or the Surviving

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LLC believes in good faith that either a Contest relates to or arises in connection with any criminal matter or a material conflict of interest exists between the Securityholders and the Surviving LLC that precludes effective joint representation, the Surviving LLC shall have the right to assume control of such Contest, but shall not settle, compromise and/or concede any portion of such Contest that would impact the amount for which the Members are responsible or would be entitled to receive pursuant to this Agreement without the written consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 6.5, the provisions of Section 11.4 (Notice and Opportunity to Defend) or the provisions of Section 11.5 (Third Party Claims), the provisions of this Section 6.5 shall control.

6.6           Certain Taxes

All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be shared equally by Buyer and the Members. The Surviving LLC will file all Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees, and, if required by applicable law, Buyer and the Members will join in the execution of any such Tax Returns and other documentation. The Members shall pay their share of such Taxes to the Surviving LLC when due.

6.7           Refunds and Tax Benefits. Any refunds that are received by Parent, Buyer or the Surviving LLC of Company Taxes that relate to taxable period other than a Pre-Closing Tax Period shall be for the account of Buyer. Any refunds that are received by Parent, Buyer or the Surviving LLC of Company Taxes that relate to a Pre-Closing Taxable Period or that portion of a Straddle Period ending on or before the Closing Date shall be for the account of the Members and Buyer shall pay over to Members any such refund (net of any Taxes of Parent, Buyer or the Surviving LLC attributable to the receipt or accrual of such refund or credit) within five days after receipt thereof. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of Buyer to the extent such refunds of Taxes are attributable to the carryback of items of loss, deduction or credit, or other Tax items, of the Surviving LLC (or any of its respective Affiliates, including Buyer) from a Post-Closing Taxable Period.

SECTION 7

COVENANTS AND AGREEMENTS

7.1           Continuing Obligation to Inform. Until the earlier of the Effective Time and the termination of this Agreement, the Company shall promptly deliver or cause to be delivered to Buyer in writing and with reasonable specificity all information coming to the Company’s attention after the Agreement Date that would result in the Company’s failure to satisfy the condition set forth in Section 9.1 (Compliance; Certificate); provided that none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any schedule, exhibit or document furnished pursuant hereto.

SECTION 8

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of each Party to consummate the Merger are subject to the satisfaction, at or before the Closing, of the following conditions:

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8.1           Member Approval. The Member Approval shall have been obtained and the Member Consents shall have been executed and be in full force and effect.

8.2           Legal Proceedings. No proceeding by or before any Governmental Entity shall be pending or threatened wherein an unfavorable Order would (i) prevent consummation of the Transactions, (ii) cause the Transactions to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such Order shall be in effect.

SECTION 9

CONDITIONS TO THE OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by Buyer in its discretion:

9.1           Compliance; Certificate. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality or a “Material Adverse Effect” (or words of similar effect) and the representations and warranties in Section 2.9 (Absence of Certain Changes) shall be true and correct in all respects; the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date; and the Company shall have delivered to Buyer a certificate of its chief executive officer, dated the Closing Date, to the foregoing effect and that each of the conditions set forth in Sections 8.1, 8.2, 9.2, 9.8, 9.11, and 9.13.

9.2           No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

9.3           Secretary Certificate. The Company shall have delivered to Buyer a certificate of the Secretary of the Company dated the Closing Date as to (a) the Company Certificate of Formation and the Company Operating Agreement, each as in effect on and as of the Closing Date, (b) the resolutions of the Company Board and the Members authorizing and approving the execution, delivery and performance by the Company of this Agreement and all Transactions, and (c) the incumbency of the officers of the Company executing this Agreement or any other agreement or instrument delivered in connection herewith.

9.4           Escrow Agreement. The Securityholder Representative and the Escrow Agent shall have entered into the Escrow Agreement.

9.5           Required Consents. The Company shall have obtained and delivered to Buyer all Required Consents, in each case in form and substance reasonably satisfactory to Buyer.

9.6           Certificates. The Company shall have provided Buyer with certificates of appropriate governmental officials in the State of Delaware and the Commonwealth of Pennsylvania as to the due qualification and good standing of the Company in each such jurisdiction.

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9.7           Resignation of the Company Managers and Officers. Each manager and officer of the Company shall have submitted his resignation to be effective at the Effective Time.

9.8           Termination of Certain Agreements and Rights.  Buyer shall have received evidence reasonably satisfactory to it that (i) the Company Equity Plan, (ii) all Purchase Rights, (iii) all investor rights granted by the Company to its Securityholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, (iv) all arrangements that provide for Change in Control Payments, and (v) the agreements set forth on Schedule 9.8, have been terminated as of or prior to the Closing.

9.9           Opinion of Counsel to the Company. The Company shall have delivered an opinion of counsel to the Company, in the form reasonably satisfactory to Parent, dated the Closing Date, addressed to Parent and Buyer, substantially in the form of Exhibit D hereto.

9.10           FIRPTA Certificate. Buyer shall have received a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-11T(d)(2), dated as of the Closing Date and in form and substance satisfactory to Buyer.

9.11           No Bank Debt or Liens. The Company shall not be party to any loan, line of credit or other Company Debt to any financial institution, and there shall be no Liens in favor of any Person on any assets of the Company.

9.12           Payoff Letters; Pledge Release. Buyer shall have received a Payoff Letter in form and substance reasonably acceptable to Buyer (a “Payoff Letter”) executed by each Person for whom any Company Debt is outstanding immediately before the Closing.

9.13           Employee Matters.

(a)           Not more than fifteen percent (15%) of the Employees of the Company who are designated to belong to either the Research & Development group or the Professional Services group (taken together), on the Agreement Date shall have left, or notified the Company following the Agreement Date of their intention to leave, the employ of the Company following the Effective Time.

(b)           No Key Personnel shall have terminated, or otherwise indicated his or her intention to terminate any Offer Package Agreement or other agreement entered into with the Company or the Surviving LLC, or otherwise indicated his or her intention not to continue employment with the Surviving LLC following the Closing Date.

9.14           Company Operating Agreement Amendment. The Company Operating Agreement Amendment shall be in full force and effect under the LLC Act.

9.15           Warrant Acknowledgment Letter.  Each holder of a Company Warrant shall have executed and delivered to Buyer a Warrant Acknowledgment Letter.

9.16           Other Documents. Buyer shall have received such customary documents from the Securityholder Representative and the Company as Buyer may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other Transactions.

SECTION 10

CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE

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The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Company in its discretion:

10.1           Compliance; Officer Certificates. The representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality or a “Material Adverse Effect” (or words of similar effect) shall be true and correct in all respects; each of Parent and Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date; and Parent and Buyer shall each shall have delivered to the Company a certificate of an executive officer, dated the Closing Date, to the foregoing effect.

10.2           Secretary Certificates. (a) Buyer shall have delivered to the Company a certificate of its Secretary dated the Closing Date as to (i) its certificate of formation and its operating agreement, as in effect on and as of the Closing Date, (ii) the resolutions of its member authorizing and approving its execution, delivery and performance of this Agreement and all Transactions and (iii) the incumbency of the officers of the Buyer executing this Agreement or any other agreement or instrument delivered in connection herewith, and (b) Parent shall have delivered to the Company (i) a certificate of its Secretary or Assistant Secretary dated the Closing Date as to the resolutions of its board of directors authorizing and approving the execution, delivery and performance by Parent of this Agreement and all Transactions and (ii) the incumbency of the officers of Parent executing this Agreement or any other agreement or instrument delivered in connection herewith.

10.3           Paying Agent Agreement. Buyer and the Paying Agent shall have entered into the Paying Agent Agreement.

10.4           Escrow Agreement. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

SECTION 11

INDEMNIFICATION

11.1           Survival of Representations, Warranties and Covenants.

(a)           Representations. The representations and warranties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a party pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent, Buyer, the Company or any of their respective Affiliates, and the Effective Time. No action for a breach of the representations and warranties contained herein shall be brought more than eighteen (18) months after the Closing Date, except for claims arising out of: (i) the IP Representations, which shall survive until 11:59 P.M. Eastern Time on the date which is the three (3) year anniversary of the Closing Date, and (ii) (x) the Fundamental Representations, and (y) the Tax Representations, each of which shall survive until 11:59 P.M. Eastern Time on the date that is thirty (30) days after the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired, and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Securityholder Representative or Parent, as the case may be, prior to such

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termination. The representations and warranties contained in Sections 2.1 (Organization and Qualification), 2.2 (Capitalization; No Subsidiaries), 2.3 (Authority; Enforceability) and 2.23 (Brokers) are sometimes referred to herein as the “Fundamental Representations”. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a party pursuant to this Agreement related to the Company Intellectual Property, including those set forth in Section 2.16 (Intellectual Property) are sometimes referred to herein as the “IP Representations”.  The representations and warranties of the Company set forth in Section 2.10 (Tax Matters) and the certificate delivered pursuant to Section 9.10 are sometimes referred to herein as the “Tax Representations”.

(b)           Covenants. The respective covenants, agreements and obligations of the Company, Parent, Buyer, the Surviving LLC, the Securityholders and the Securityholder Representative set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation and shall terminate thirty (30) days after the expiration of all applicable statutes of limitation (as the same may be extended or waived), except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant hereto.

(c)           Effect of Survival Periods. The survival periods set forth in this SECTION 11 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this SECTION 11. It is the express intent of the parties that, if an applicable survival period as contemplated by this SECTION 11 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby.

11.2           Obligation of the Securityholders to Indemnify.

(a)           General Matters. Subject to the limitations set forth in Section 11.6 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, the Securityholders shall, severally and not jointly based on his, her or its respective Pro Rata Share, indemnify, reimburse, compensate and hold harmless Parent, Buyer, the Surviving LLC and their respective Subsidiaries, and their respective directors, officers, employees, partners, members, agents, Affiliates and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered by any Buyer Indemnitee directly or indirectly, as a result of, with respect to or in connection with:

(i)           any inaccuracy or breach of a representation or warranty of the Company in this Agreement or any certificate, document or other instrument delivered by or on behalf of the Company pursuant hereto, either as of the Agreement Date or as of the Closing (disregarding for purposes of this Section 11.2(i) any “material”, “in all material respects”, “Material Adverse Effect” or similar qualifiers, for purposes of calculating Losses);

(ii)           any failure by any Securityholder, the Company (prior to the Effective Time) or the Securityholder Representative to fully perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement;

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(iii)           the failure of any item set forth in the Allocation Certificate to be accurate, true and correct in all respects as of the Closing (regardless of any approval of such Allocation Certificate by Buyer pursuant to Section 1.7 (Merger Consideration);

(iv)           any Company Debt as of the Closing to the extent not included in the Company Debt Payoff Amount set forth in the Allocation Certificate;

(v)           any claims by (a) any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of the Company, including Company Securities and Purchase Rights with respect thereto relating to or arising out of (A) the Transactions, this Agreement or any Ancillary Agreement, including the calculation and allocation of the Merger Consideration, or (B) such Person’s status or alleged status as an equity holder, member or owner of equity or ownership interests in the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (b) any Person to the effect that such Person is entitled to any equity, membership or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate, or (c) any Person with respect to any Purchase Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or Contract providing for equity or ownership interest compensation to any Person; and

(vi)

(A)  any Taxes of the Company with respect to a Pre-Closing Tax Period (or portion thereof, including for the avoidance of doubt the portion of any Straddle Period ending on the Closing Date, as determined pursuant to Section 6.3(b) (Tax Periods Beginning or Ending After the Closing Date));

(B)  any Taxes of another Person that are imposed on the Company or the Surviving LLC as a transferee or successor, by contract, by operation of applicable law, or otherwise and which Taxes relate to an event or transaction occurring before the Closing Date; and

(C)  without duplication, any Taxes imposed as a result of a breach of the Tax Representations.

11.3           Obligation of Buyer to Indemnify. Subject to the limitations set forth in Section 11.6 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, Buyer shall indemnify and hold harmless the Securityholders and their respective Affiliates and each of their respective officers, directors, employees, stockholders, members, partners and agents (“Securityholder Indemnitees”) from and against any and all Losses incurred or suffered by any Securityholder Indemnitee directly or indirectly, as a result of, with respect to or in connection with any breach or violation of the representations, warranties, covenants or agreements of Parent or Buyer or, subsequent to the Effective Time, the Surviving LLC, set forth in this Agreement.

11.4           Notice and Opportunity to Defend.

(a)           Any party seeking indemnification hereunder (the “Indemnified Party”) shall, subject to the terms and conditions of this SECTION 11, give a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise, or that would reasonably be expected to give rise, to the claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall

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include (if and to the extent then known) the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 11.4(a)). A Claim Notice shall be given reasonably promptly following the claimant’s determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided that the failure to give such written notice shall not relieve the party required to provide such indemnification (the “Indemnifier”) of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure.

(b)           An Indemnifier (acting through Parent, in the case of indemnification sought by a Securityholder Indemnitee, and acting through the Securityholder Representative, in the case of indemnification sought by a Buyer Indemnitee) shall have thirty (30) days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds or (ii) provide the Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). For a period of thirty (30) days after the giving of any Dispute Notice, a representative of the Indemnifier and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within thirty (30) days after the date the Dispute Notice is given, the parties may thereupon proceed to pursue any and all available remedies at Law. If the Indemnifier agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then (x) if the Indemnified Party is a Buyer Indemnitee, then the Securityholders, subject to the terms and conditions of this SECTION 11, shall pay the Buyer Indemnitee the amount set forth in the Claim Notice, or (y) if the Indemnified Party is a Securityholder Indemnitee, then Parent shall pay, or cause to be paid to, the Paying Agent or the Surviving LLC, for further payment to the Securityholders the amount set forth in the Claim Notice.

(c)           The provisions of this Section 11.4 shall not apply in the case of a Claim Notice provided in connection with a Third-Party Claim made against an Indemnified Party, which claims shall be governed by Section 11.5.

11.5           Third Party Claims.

(a)           An Indemnified Party shall give the Indemnifier prompt written notice of any legal proceeding, claim or demand instituted by any third party (a “Third-Party Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(b)           The Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Third-Party Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) Buyer or any of its Affiliates, at any time when Buyer believes in good faith that any Third Party Claim is having or would reasonably be expected to have a material adverse effect on Buyer or the Business or relates to the IP Representations may assume the defense and otherwise deal with such Third-Party Claim in good faith, with counsel of its choice, (iii) Parent or any of its Affiliates, at any time when Parent believes in good faith that a claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Third-Party Claim in good faith with counsel of its choice, (iv) the Indemnifier may not assume the defense of any Third-Party Claim if a material conflict of interest exists between the Indemnifier and the Indemnified Party that precludes

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effective joint representation or the amount of any Third-Party Claim exceeds or reasonably could exceed the limitations set forth in Section 11.6(b), if applicable, and (v) the Indemnified Party may take over the defense and prosecution of a Third-Party Claim from the Indemnifier if the Indemnifier has failed or is failing to diligently prosecute or defend such Third-Party Claim following the provision of written notice to the Indemnifier of such failure and the failure of the Indemnifier to cure such failure within fifteen (15) days of receipt of such notice; and provided, further that the Indemnifier may not enter into a settlement of any Third-Party Claim without the written consent of the Indemnified Party, which will not be unreasonably withheld, delayed or conditioned, unless such settlement provides the Indemnified Party with a full release from such Third-Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. If the Indemnified Party has assumed the defense of any Third-Party Claim and the Indemnifying Party has previously provided written notice to the Indemnified Party that the Indemnifying Party is responsible for the entire Third-Party Claim, neither the Indemnified Party nor any of its Affiliates may settle or otherwise dispose of any Third-Party Claim for which the Indemnifier may have a liability under this Agreement without the prior written consent of the Indemnifier, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third-Party Claim, the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense.

(c)           Any notice that a Buyer Indemnitee shall be required to give to the Securityholders under this Section 11.5 shall be satisfied by the delivery of notice by Buyer Indemnitee to the Securityholder Representative, and the Securityholder Representative may respond to Buyer Indemnitee on behalf of all Securityholders; and any notice that a Securityholder Indemnitee shall be required to give to Parent under this Section 11.5 shall be satisfied by the delivery of notice by the Securityholder Representative to Parent .

11.6           Limitations on Indemnification; Other Remedies. The indemnification provided by SECTION 11 (Indemnification) shall, except as provided in Section 11.6(h) (Fraud), be subject to the following limitations:

(a)           Basket. No indemnification shall be payable pursuant to Section 11.2(a)(i), other than with respect to a Fundamental Representation, a Tax Representation or an IP Representation for which none of this Section 11.6(a) shall apply, unless the total amount of all indemnifiable Losses incurred by Buyer Indemnitees, including those subject to all previous claims, exceeds $750,000 (the “Basket”), whereupon indemnification shall be payable for the whole amount of such Losses without deduction (and not merely the excess over the Basket), provided, however, that no Losses may be claimed pursuant to Section 11.2(a)(i) by any Buyer Indemnified Party or shall be reimbursable by the Securityholders or shall be included in  calculating the aggregate Losses for purposes of this clause (a) except in the event Losses resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances in excess of $25,000 (the “De Minimis Basket”).  Where the Losses agreed or determined in respect of any such claim or series of claims exceeds the De Minimis Basket, the liability of the Indemnifiers shall be for the whole amount without deduction (and not merely the excess over the De Minimis Basket).

(b)           Cap. Subject to the remaining provisions of this Section 11.6, (i) each Securityholder’s aggregate liability for all claims for indemnification under Section 11.2(a)(i) (in each case, other than with respect to a Fundamental Representation, Tax Representation, or IP Representation) shall not exceed his, her or its respective Pro Rata Share of the sum of the Escrow Amount, plus such Securityholder’s Earn-Out Share Percentage of the Earn-Out Consideration to the extent earned, (ii) each Securityholder’s aggregate liability for all claims for indemnification under Section 11.2(a)(i), with respect to any inaccuracy or breach of an IP Representation, shall not exceed his, her or its respective Earn-Out Share Percentage of the IP Indemnity Cap, and (iii) each Securityholder’s aggregate liability for

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all claims for indemnification under any other subsection of Section 11.2(a), may not exceed the Merger Consideration actually received by such Securityholder, net of applicable Taxes but including (x) deemed receipt of the applicable amount of the Escrow Amount and the Expense Fund, plus (y) such Securityholder’s Earn-Out Share Percentage of the Earn-Out Consideration to the extent earned.

(c)           Escrow Amount. Subject to the remaining provisions of this Section 11.6, all claims for indemnification under Section 11.2 (Obligations of the Securityholders to Indemnify) shall be satisfied first from the Escrow Amount to the full extent thereof. For clarity, indemnifiable Losses under Section 11.2(a)(i) (other than with respect to a Fundamental Representation, Tax Representation or IP Representation) shall be satisfied solely out of the Escrow Account and recovery against the Escrow Amount constitutes the sole and exclusive remedy of Buyer Indemnitees for all such Losses.

(d)           Set-off. Subject to the limitations set forth in this Section 11.6, if at any time there shall be an outstanding Claim that exceeds the Escrow Amount then available, Buyer shall have the right to withhold from, reduce, set-off against and retain from any required payments of Earn-Out Consideration to any Securityholder, the good faith estimate of any indemnification to which a Buyer Indemnitee is entitled hereunder; provided that if the final amount of Losses for such Claim is less than the amount by which the portion of the Earn-Out Consideration was withheld, reduced, set-off or retained, then Buyer shall make payment of such difference in accordance with Section 1.8 (Earn-Out) to the Securityholders in accordance with their Earn-Out Share Percentage; provided further, however, that Buyer shall not set off any Losses (but may withhold any such payment) for which it may be entitled until such Claim has been finally resolved in accordance with this SECTION 11.

(e)           Reduction for Insurance. The amount of any Losses that are subject to indemnification under this SECTION 11 shall be reduced by the amount by which (a) any insurance proceeds actually received by the Indemnified Party relating to such Loss exceeds (b) the amount of expenses incurred by such Indemnified Party in procuring such insurance recovery, including reasonable legal fees and expenses and any increased premiums or costs as a result of such claim for which insurance proceeds are received. Except to the extent required pursuant to Section 11.6(f), this Section 11.6(e) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.

(f)           Mitigation. Each party shall take commercially reasonable efforts to mitigate the Losses that any such party reasonably expects will result from such event or circumstances and for which it may seek indemnification (it being understood that nothing herein shall limit the right to seek indemnification hereunder with respect to any costs of such mitigation) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, provided that the Indemnifier shall not be required to materially alter its conduct in connection therewith. Nothing in this Agreement shall relieve either party of any common law or other duty to mitigate any loss, liability or damage suffered by it.

(g)           Sole Remedy; No Duplication of Recovery. Subject to Section 11.6(h) (Fraud), the sole and exclusive remedy for money damages for any matter arising under this Agreement shall be the rights to indemnification set forth in this Agreement and the rights set forth in SECTION 12. Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, agreement or obligation. To the extent that a portion of any indemnifiable Loss is specifically included as a liability in the calculation of Net Working Capital, then the amount specifically included as a liability will be subtracted from the total indemnifiable Losses payable in respect of such indemnifiable Loss. For the

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avoidance of doubt, Buyer Indemnitees shall not be entitled to indemnification for any Loss to the extent such Loss consists of liabilities that were included in the determination of Net Working Capital.

(h)           Fraud. Notwithstanding anything to the contrary in this Agreement, the survival periods, limitations, caps, thresholds and other provisions set forth in this SECTION 11 (Indemnification) shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or willful misconduct, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance; provided, that no claim of fraud may be brought pursuant to this Agreement subsequent to five (5) years after the Closing Date and any other claim with respect to the matters in clauses (i) or (ii) above brought subsequent to the five (5) years after the Closing shall be subject to the survival periods, limitations, thresholds and other provisions set forth in this SECTION 11 (Indemnification); provided, further that (A) the liability of a Securityholder in respect of all such claims brought pursuant to this Agreement may not exceed the Merger Consideration actually received by the Securityholder, net of applicable Taxes actually paid but including (x) deemed receipt of the applicable amount of the Escrow Amount and Expense Fund, if applicable, plus (y) such Securityholder’s Earn-Out Share Percentage of the Earn-Out Consideration to the extent earned, except in the case of the fraud, intentional misrepresentation, willful breach or willful misconduct of such Securityholder, and (B) a Securityholder not subject to the restrictions contained in a Non-Competition Agreement shall not be liable to indemnify any Buyer Indemnified Party for Losses arising from a breach by a Securityholder of his or her Non-Competition Agreement.

(i)           Merger Consideration Adjustment. The Company, Parent, Buyer, the Surviving LLC, the Securityholder Representative and the Securityholders agree to treat each indemnification payment pursuant to this SECTION 11 as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so pursuant to a final determination as defined in Section 1313(a) of the Code, or any analogous provision of applicable state, local or foreign Law.

(j)           Limitation of Liabilities. UNLESS SUCH DAMAGES ARE ACTUALLY PAID TO A THIRD PARTY IN COMPLIANCE WITH THIS SECTION 11 IN CONNECTION WITH A THIRD-PARTY CLAIM, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY PARTY OR OTHER PERSON FOR (i) ANY SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS AND OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL DAMAGES OF ANY KIND OR (ii) PUNITIVE DAMAGES OF ANY KIND, IN EACH CASE REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING

(k)           No Subrogation.  Following the Closing, no Securityholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by or on behalf of any Securityholder under Section 11.2 if the Merger and the Transactions are consummated.

SECTION 12

TERMINATION

12.1           Termination. This Agreement may be terminated and the Merger and the other Transactions abandoned at any time before the Effective Time, regardless of any approval by Members as follows and in no other manner:

(a)           by written agreement of the Company and Buyer;

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(b)           by Buyer, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct such that the condition set forth in Section 9.1 (Compliance; Certificate) would not be satisfied, and such breach, failure or misrepresentation is not cured to Buyer’s reasonable satisfaction within thirty (30) days after Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

(c)           by the Company, if Parent or Buyer shall have breached or failed to perform in any material respect any of its respective obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of Buyer set forth in this Agreement shall not be true and correct such that the condition set forth in Section 10.1 (Compliance; Officer Certificates) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within thirty (30) days after the Company gives Buyer written notice identifying such breach, failure or misrepresentation;

(d)           by Buyer, if the conditions set forth in SECTION 9 (Conditions to the Obligation of Buyer To Close) become incapable of satisfaction;

(e)           by the Company, if the conditions set forth in SECTION 10 (Conditions to Company’s Obligation To Close) become incapable of satisfaction;

(f)           by either Buyer or the Company if the Closing shall not have occurred on or before May 15, 2015, which date may be extended by mutual agreement of the Company and Buyer (the “Closing Deadline”); provided that the right to terminate this Agreement under this Section 12.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Closing Deadline;

(g)           by either Buyer or the Company if: (i) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such Order or ruling shall have become final and nonappealable, or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal;

(h)           by Buyer if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit Buyer’s or the Company’s ownership or operation of any portion of the business of the Company, or (ii) compel Buyer or any of its Affiliates or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates or the Company;

(i)           by Buyer if there is a Material Adverse Effect; or

(j)           by Buyer, by written notice given at any time before the Closing Deadline, if the Member Approval has not been obtained within three (3) Business Days after the Agreement Date or has been obtained and subsequently revoked.

12.2           Effect of Termination. If this Agreement is terminated in accordance with Section 12.1 (Termination), it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any party, its directors, officers or securityholders, except that the Confidentiality Agreement, this Section 12.2, Section 4.6(a) (Confidentiality; Non-Disparagement), Section 4.8 (Public Disclosure), and SECTION 13 (Miscellaneous) shall survive termination; provided

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that nothing contained in this Agreement shall relieve any Person from liability for any material breach of this Agreement occurring before such termination; provided, further that if the Agreement is terminated subsequent to material breach of Section 4.5 (Nonsolicitation), the Company shall, in addition to any other amounts owed by the Company hereunder, be obligated to make a payment of One Million Dollars ($1,000,000) in immediately available funds to Buyer within five (5) Business Days of termination of this Agreement. The Company acknowledges that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Buyer would not have entered into this Agreement, and that any amounts payable pursuant to this Section 12.2 do not constitute a penalty.

SECTION 13

MISCELLANEOUS

13.1           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when received, as follows:

if to Parent or Buyer, to:

PTC Inc.
140 Kendrick Street
Needham, MA 02494
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attention: Laurie A. Cerveny

if to the Company, to:

Coldlight Solutions, LLC
550 E. Swedesford Rd.
Suite 260
Wayne, PA 19087
Attn: Ryan Caplan

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attention: Thomas P. Dwyer

or if to the Securityholder Representative, to:

Cedar Holder Representative, LLC

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P.O. Box 110
Southeastern, PA 19399
Attn: Ryan Caplan

Any party may by notice given in accordance with this Section 13.1 to the other parties designate another address or person for receipt of notices hereunder; provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth (5th) Business Day after receipt thereof.

13.2           Entire Agreement; Amendment; Waiver.

(a)           This Agreement, the Ancillary Agreements and the Confidentiality Agreement, the schedules and exhibits hereto and thereto, the Company Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein and therein constitute the entire agreement among the parties with respect to the Transactions, and supersede all prior agreements and understandings, written or oral, with respect thereto, including the Non-Binding Memorandum of Understanding, dated March 28, 2015.

(b)           Except as otherwise required by applicable Law, prior to the Closing, this Agreement may be amended at any time, notwithstanding the adoption hereof by the requisite holders, but subject to the limitations of the LLC Act, only by a written instrument signed by Buyer and the Company. Except as otherwise required by applicable Law, after the Closing, this Agreement may be amended at any time, only by a written instrument signed by Buyer and the Securityholder Representative.

(c)           At any time prior to the Effective Time, Parent or Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. From and after the Effective Time, Parent or Buyer, on the one hand, and the Securityholder Representative, on the other, may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations of the other, (y) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (z) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

(d)           This Agreement, the Ancillary Agreements and the schedules and exhibits hereto and thereto are not intended to confer upon any person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.4 (Director and Officer Indemnification) or SECTION 11 (Indemnification).

(e)           No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, except that each of Parent and Buyer may assign its rights and delegate its obligations hereunder to its Affiliates, so long as Buyer remains ultimately liable for all of its obligations hereunder.

13.3           Governing Law; Venue; Waiver of Jury Trial.

(a)           This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of

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conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)           The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, whether in contract, tort or otherwise, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c)           The Company, the Securityholders and the Securityholder Representative hereby agree that, if any claim, suit, action or other proceeding of any nature is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Securityholders and the Securityholder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, suit, action or other proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d)           EACH PARTY (AND EACH SECURITYHOLDER) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO EACH PARTY’S EXECUTION OR PERFORMANCE OR ANY ACTIONS OF ANY OF THE AFFILIATES OR REPRESENTATIVES OF ANY OTHER PARTY RELATED THERETO.

(e)           EACH OF THE SECURITYHOLDER REPRESENTATIVE, THE COMPANY, PARENT AND BUYER (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS KNOWINGLY AND VOLUNTARILY, AND (4) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.3.

13.4           No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Buyer or any agent of Parent or Buyer with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Buyer or any agent of Parent or Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy

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or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to SECTION 11 (Indemnification). The waiver by Parent or Buyer of any of the conditions set forth in SECTION 8 (Conditions To Each Party’s Obligation To Close) or SECTION 9 (Conditions To The Obligations Of Buyer To Close) will not affect or limit the provisions of SECTION 11 (Indemnification).

13.5           Specific Performance and Other Remedies. Each party hereby acknowledges that the rights of each party to consummate the Transactions and the covenants of the parties are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining such party from committing such breach or threatened breach. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

13.6           No Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

13.7           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

13.8           Construction. Whenever the context requires:

(a)           The singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)           Whenever this Agreement requires the disclosure of an agreement or Contract on the Company Disclosure Schedule or the delivery to Buyer of an agreement or Contract, that disclosure requirement or delivery requirement, as applicable, require disclosure or delivery of the entire, unredacted document and shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement or Contract.

(d)           References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

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(e)           All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified.

(f)           Any reference to any party to this Agreement shall include such party’s successors and permitted assigns.

(g)           The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

13.9           Counterparts; Delivery. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

13.10           Exhibits and Schedules.  The exhibits and schedules (including the Company Disclosure Schedule) are a part of this Agreement as fully set forth herein. All references herein to Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

13.11           Headings. The table of contents and the headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

13.12           Expenses. Except as set forth herein, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses. Notwithstanding the foregoing, if any action, claim or proceeding relating to this Agreement or any Ancillary Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

13.13           Severability. Nothing contained herein shall be construed to require the commission of any act contrary to Law. Should there be any conflict between any provisions hereof and any present or future statute, Law, ordinance, regulation, or other pronouncement having the force of Law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited to the extent necessary to bring it into compliance therewith, and the remaining provisions of this Agreement shall remain in full force and effect.

13.14           No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

13.15           Appointment of Securityholder Representative.

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(a)           Immediately upon execution of the Member Consent by the requisite holders to constitute Member Approval, and without the requirement of further action on the part of any Securityholder, each Securityholder shall be deemed to, and shall, have consented to the appointment of Cedar Holder Representative, LLC as the Securityholder Representative, as the agent and attorney-in-fact for and on behalf of such Securityholder (the “Securityholder Representative”). The Securityholder Representative shall, on behalf of the Securityholders:

(i)           take all action permitted in connection with the implementation of those provisions of this Agreement and the Escrow Agreement that require or permit action by the Securityholder Representative;

(ii)           take all action permitted in connection with the defense and/or settlement of any and all claims for which the Securityholders may be required to provide indemnification pursuant to SECTION 11 (Indemnification) hereof (including rejecting, contesting, negotiating, settling and resolving any such claims) and any claims that may be made against the Escrow Amount;

(iii)           comply with Orders of courts and determinations and awards of arbitrators with respect to claims;

(iv)           review and take action with respect to Tax Returns;

(v)           give and receive all notices and service of process required or permitted to be given or received by the Securityholders or the Securityholder Representative under this Agreement or the Escrow Agreement;

(vi)           execute and deliver all amendments and waivers to this Agreement and the Escrow Agreement that the Securityholder Representative deemed necessary or appropriate, whether prior to, at or after the Closing;

(vii)           take any action delegated to the Securityholder Representative set forth in Schedule 1.8; and

(viii)           take any and all such additional action as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement or of the Escrow Agreement or as may be necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing.

(b)           All notices provided to and/or legal process served upon the Securityholder Representative in accordance with this Agreement or the Escrow Agreement shall be deemed to be provided to and/or served upon the Securityholders and shall be conclusive and binding upon the Securityholders. All decisions, actions, agreements, and instructions by the Securityholder Representative, including any consent, waiver, or agreement between the Securityholder Representative and any Buyer Indemnitee relating to the defense or settlement of any claim for which the Securityholders may be required to provide indemnification pursuant to SECTION 11 (Indemnification) hereof, shall be conclusive and binding upon the Securityholders; and Parent, Buyer, each other Buyer Indemnitee and the Escrow Agent shall be entitled to rely conclusively thereon. Parent, Buyer, each other Buyer Indemnitee and the Escrow Agent shall have no duty to inquire into the authority of any person reasonably believed to be the Securityholder Representative and no responsibility or liability for any action or omission thereof, and no party shall have any cause of action against Parent, Buyer, any other Buyer Indemnitee or

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the Escrow Agent for any action or omission by such party in reliance upon the instructions or decisions of any person reasonably believed to be the Securityholder Representative.

(c)           In the event that more than one Person shall at any time serve collectively as the Securityholder Representative, decisions of such Persons shall, as between them and with respect to the rights of the Securityholders in relation to the Securityholder Representative, be made by majority vote; provided, however that they shall designate a single Person as “Securityholder Representative” for all purposes involving Parent, Buyer, any other Buyer Indemnitee, or the Escrow Agent.

(d)           The Securityholder Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute or disagreement among the Securityholders. In taking any actions as Securityholder Representative, the Securityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person he, she or it reasonably believes to be authorized thereunto. The Securityholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Securityholder Representative shall not be liable to any Securityholder for anything done, omitted or suffered in good faith by the Securityholder Representative based on such advice. The Securityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and/or the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Securityholder Representative.

(e)           As of the Effective Time, Buyer shall cause the Paying Agent to wire to the Securityholder Representative the Expense Fund, which will be held by the Securityholder Representative as agent and for the benefit of the Securityholders and will be used for the purposes of paying any professional fees and expenses of any attorney, accountant or other advisors retained by the Securityholder Representative and other reasonable out-of-pocket expenses incurred by the Securityholder Representative in connection with the performance of the Securityholder Representative’s duties under this Agreement (“Representative Expenses”). The Securityholders acknowledge that the Securityholder Representative is not providing any investment supervision, recommendations or advice. The Securityholder Representative shall not have any liability to any Securityholder for any action taken, suffered or omitted by him or it as Securityholder Representative without gross negligence. The Escrow Participants shall, in accordance with their respective Pro Rata Shares, indemnify, defend and hold the Securityholder Representative harmless from and against any loss, damage, Tax, Liability and expense that may be incurred or paid by the Securityholder Representative arising out of or in connection with the acceptance or administration of his, her or its duties (except as caused by the Securityholder Representative’s gross negligence), including the legal costs and expenses of defending the Securityholder Representative against any claim or Liability in connection with the performance of his, her or its duties, to the extent such losses, damages, Taxes, Liabilities and expenses exceed the Expense Fund. The Escrow Participants will not receive any interest or earnings on the Expense Fund. The Securityholder Representative shall be entitled to recover from the Securityholders any Representative Expenses reasonably incurred by the Securityholder Representative in connection with actions taken by the Securityholder Representative pursuant to the terms of this Agreement or the Escrow Agreement, without the requirement of any consent or approval by Buyer or any other Person. All of the indemnities, immunities and powers granted to the Securityholder Representative under this Agreement shall survive the Merger or any termination of this Agreement.

(f)           If not paid directly to the Securityholder Representative by the Securityholders, the Representative Expenses shall be satisfied (i) from the Expense Fund, (ii) to the extent the amount of the Representative Expenses exceeds the amounts then available in the Expense Fund, from any amounts payable to the Escrow Participants from the Escrow Amount solely to the extent the Escrow Participants would otherwise then be paid such amounts from the Escrow Amount in accordance with the terms of this

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Agreement and the Escrow Agreement (as applicable) and (iii) to the extent the amount of the Representative Expenses exceeds amounts immediately available to the Securityholder Representative under (i) and (ii), from each Securityholder, severally and not jointly and in proportion to his, her or its Earn-Out Share Percentage; provided that while this section allows the Securityholder Representative to be paid from the Expense Fund and the Escrow Amount, this does not relieve the Securityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at Law or otherwise.

(g)           The Securityholder Representative shall have the power to designate his, her or its successor hereunder. In the event that the Securityholder Representative resigns from such position or is unable to continue in such position without having designated a successor, the Escrow Participants holding among them the rights to receive at least a majority of the amount then remaining in the Escrow Amount to be distributed to the Escrow Participants (or, if no Escrow Amount remains, representing a majority in interest of the Pro Rata Shares) (the “Majority Holders”) shall promptly appoint another representative to fill such vacancy, and such substituted representative shall be deemed to be the Securityholder Representative for all purposes of this Agreement; provided that a resigning Securityholder Representative shall continue to perform his, her or its duties and obligations until his, her or its successor is appointed and has become a party to this Agreement and the Escrow Agreement. In the absence of such appointment, the Securityholder Representative or Buyer may apply to a court of competent jurisdiction for the appointment of a successor Securityholder Representative, and the costs, expenses and reasonable attorneys’ fees incurred in connection with such proceeding shall be paid from the Expense Fund or, to the extent exhausted, the Securityholders. The Securityholder Representative may be removed at any time upon the written consent of the Majority Holders with not less than thirty (30) days’ prior written notice to Buyer; provided, however, that a successor Securityholder Representative must be concurrently appointed and become a party to this Agreement and the Escrow Agreement.

(h)           The provisions of this Section 13.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the Transactions. Remedies available at Law for any breach of the provisions of this Section 13.15 will be inadequate; therefore, Buyer and each other Buyer Indemnitee shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages or posting any bond if such person brings an action or proceeding to enforce the provisions of this Section 13.15.

13.16           Representations and Warranties of the Securityholder Representative.  The Securityholder Representative is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. The Securityholder Representative has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Securityholder Representative of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary limited liability company and member action. This Agreement has been, and the Ancillary Agreements to which the Securityholder Representative is a party, when delivered at the Closing will be, duly executed and delivered by the Securityholder Representative and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Securityholder Representative is a party, by Parent or Buyer, as applicable, this Agreement constitutes, and the Ancillary Agreements to which the Securityholder Representative is a party when executed and delivered, will constitute, the valid and binding obligation of the Securityholder Representative, enforceable against it in accordance with their respective terms, except as such

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enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

13.17           Compliance with Obligations.

Parent agrees to take all action necessary to cause Buyer and the Surviving LLC, as applicable, to comply in all respects with each of the covenants, obligations, agreements and undertakings made or required to be performed by Buyer and the Surviving LLC, as applicable, under this Agreement, the Merger and the transactions contemplated hereby and thereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby guarantees the due, prompt and faithful performance and discharge by Buyer and the Surviving LLC, as applicable, of each of the covenants, terms, obligations and undertakings made or required to be performed by Buyer and the Surviving LLC, as applicable, under this Agreement, the Merger and the transactions contemplated hereby and thereby, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time. The Company or Securityholder Representative, as applicable, shall have the right to pursue any and all remedies available under this Agreement arising out of any such breach or nonperformance directly against any or all of Parent, Buyer and the Surviving LLC in the first instance. Parent hereby waives any right to require any proceeding first against Buyer or the Surviving LLC, as applicable, in connection with the performance of its obligations set forth in this Section 13.17.  Nothing herein shall be construed as requiring Parent to take any action or causing Buyer to take any action or omit from taking any action, which Buyer would not be required to take under the terms and conditions of this Agreement.

13.18           No Conflict.

(a)           If the Securityholder Representative so desires, acting on behalf of the Securityholders and without the need for additional consent or waiver by Parent, Buyer or the Surviving LLC, Pepper Hamilton LLP shall be permitted to represent the Securityholder Representative after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto.  All communications in any form or format whatsoever between or among Pepper Hamilton LLP, on the one hand, and the Company, the Securityholder Representative and/or any Securityholder, or any of their respective directors, officers, employees or other representatives, on the other hand, if and only if such communications primarily relate to (i) the negotiation, documentation and consummation of the Transactions or (ii) any dispute arising under this Agreement, in the case of either (i) or (ii), to the extent that they occur prior to the Closing Date (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto belong solely to the Securityholder Representative and the Securityholders, shall be controlled by the Securityholder Representative on behalf of the Securityholders and shall not pass to or be claimed by Parent, Buyer, or the Surviving LLC.  Notwithstanding the foregoing, in the event that a dispute arises between Parent, Buyer or the Surviving LLC, on the one hand, and a third party other than the Securityholder Representative or a Securityholder, on the other hand, Parent, Buyer or the Surviving LLC may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Parent, Buyer or the Surviving LLC may waive such privilege without the prior written consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed.  In the event that Parent, Buyer or the Surviving LLC is legally required by governmental order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Law, and (y) advisable in the opinion of Parent’s counsel, then Parent shall immediately (and, in any event, within two (2) Business Days) notify the Securityholder Representative in writing (including by making specific reference to this Section) so that the Securityholder Representative can seek a protective order.

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(b)           If and to the extent that files or other materials maintained by Pepper Hamilton LLP consist of Privileged Communications and constitute property of its clients, only the Securityholder Representative and the Members shall hold such property rights and Pepper Hamilton LLP shall have no duty to reveal or disclose any Privileged Communications by reason of any attorney-client relationship between Pepper Hamilton LLP, on the one hand, and the Company, on the other hand. For the avoidance of doubt, this Section 13.18(b) does not apply to any portion of such files or other materials that do not consist of Privileged Communications.

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IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement under seal as of the date first written.

PARENT:

PTC INC.

By:           /s/ James E. Heppelmann
Name:           James E. Heppelmann
Title:           President and Chief Executive Officer

BUYER:

CEDAR ACQUISITION LLC

By:           /s/ Aaron von Staats
Name:           Aaron von Staats
Title:           President

COMPANY:

COLDLIGHT SOLUTIONS, LLC

By:           /s/ Ryan Caplan
Name:           Ryan Caplan
Title:           Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE:

CEDAR HOLDER REPRESENTATIVE, LLC

By:           /s/ Ryan Caplan
Name:           Ryan Caplan
Title:           Manager